Exhibit 99.2
PART 1. FINANCIAL INFORMATION
Item 1. Financial Statements
DOLLAR FINANCIAL CORP.
INTERIM CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2009
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$209,602	$345,444
Loans receivable, net:
Loans receivable	126,826	142,364
Less: Allowance for loan losses	(12,132)	(15,765)

Loans receivable, net	114,694	126,599
Loans in default, net of an allowance of $17,000 and $17,085	6,436	7,256
Other receivables	7,299	22,283
Prepaid expenses and other current assets	22,794	22,592
Current deferred tax asset, net of valuation allowance of $4,816 and $4,816	39	602

Total current assets	360,864	524,776
Deferred tax asset, net of valuation allowance of $84,972 and $77,757	27,062	28,254
Property and equipment, net of accumulated depreciation of $99,803 and $112,214	58,614	61,572
Goodwill and other intangibles	454,347	591,945
Debt issuance costs, net of accumulated amortization of $6,815 and $2,111	9,869	20,606
Other	10,709	17,093

Total Assets	$921,465	$1,244,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$36,298	$30,748
Income taxes payable	14,834	18,433
Accrued expenses and other liabilities	70,588	92,307
Debt due within one year	5,880	193
Current deferred tax liability	71	2,357

Total current liabilities	127,671	144,038
Fair value of derivatives	10,223	47,207
Long-term deferred tax liability	18,876	18,163
Long-term debt	530,425	759,232
Other non-current liabilities	25,192	22,963
Stockholders’ equity:
Common stock, $.001 par value: 55,500,000 shares authorized; 24,102,985 shares and 24,228,074 shares issued and outstanding at June 30, 2009 and December 31, 2009, respectively	24	24
Additional paid-in capital	311,301	334,145
Accumulated deficit	(110,581)	(98,178)
Accumulated other comprehensive income	8,018	16,372

Total Dollar Financial Corp. stockholders’ equity	208,762	252,363
Non-controlling interest	316	280

Total stockholders’ equity	209,078	252,643

Total Liabilities and Stockholders’ Equity	$921,465	$1,244,246

See notes to interim unaudited consolidated financial statements

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Revenues:
Check cashing	$41,624	$38,537	$90,156	$76,339
Fees from consumer lending	67,254	82,746	145,607	160,188
Money transfer fees	6,784	7,091	14,394	13,914
Pawn service fees and sales	3,430	4,655	7,302	8,488
Other	13,081	19,712	27,790	35,620

Total revenues	132,173	152,741	285,249	294,549

Operating expenses:
Salaries and benefits	36,275	37,723	77,078	74,459
Provision for loan losses	14,899	12,662	30,150	24,358
Occupancy	10,316	10,838	21,640	21,685
Depreciation	3,170	4,071	6,762	7,445
Returned checks, net and cash shortages	4,227	2,630	10,362	4,894
Maintenance and repairs	2,804	2,880	6,220	5,695
Advertising	2,396	4,667	5,208	8,114
Bank charges and armored carrier service	3,130	3,457	6,763	6,923
Other	10,682	13,203	22,982	24,470

Total operating expenses	87,899	92,131	187,165	178,043

Operating margin	44,274	60,610	98,084	116,506

Corporate and other expenses:
Corporate expenses	17,594	22,949	37,114	43,300
Other depreciation and amortization	938	1,110	1,978	2,162
Interest expense, net	10,667	12,842	22,214	24,466
Loss on extinguishment of debt	—	8,813	—	8,813
Unrealized foreign exchange (gain) loss	—	(3,915)	—	3,912
Loss on derivatives not designated as hedges	—	3,285	—	3,275
Provison for litigation settlements	—	—	509	1,267
Loss on store closings	555	1,332	5,493	1,650
Other (income) expense, net	(5,412)	1,254	(5,669)	1,424

Income before income taxes	19,932	12,940	36,445	26,237
Income tax provision	10,383	5,904	15,609	13,870

Net income	9,549	7,036	20,836	12,367
Less: Net loss attributable to non-controlling interests	—	(94)	—	(36)

Net income attributable to Dollar Financial Corp.	$9,549	$7,130	$20,836	$12,403

Net income per share:
Basic	$0.40	$0.30	$0.87	$0.52
Diluted	$0.40	$0.29	$0.86	$0.50
Weighted average shares outstanding:
Basic	23,941,455	24,046,559	24,058,984	24,022,458
Diluted	23,980,968	24,849,876	24,156,745	24,657,334
See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

						Accumulated
	Common Stock		Additional	Accumulated		Other	Total
	Outstanding		Paid-in	Income	Non-Controlling	Comprehensive	Stockholders’
	Shares	Amount	Capital	(Deficit)	Interest	Income (loss)	Equity
Balance, June 30, 2009 (audited)	24,102,985	$24	$311,301	$(110,581)	$316	$8,018	$209,078

Comprehensive income:
Foreign currency translation						7,676	7,676
Cash flow hedges						678	678
Net income				12,403			12,403

Total comprehensive income							20,757
Restricted stock grants	138,620
Stock options exercised	6,586		100				100
Vested portion of granted restricted stock and restricted stock units			1,905				1,905
Retirement of common stock	(20,117)		—
Other stock compensation	—		1,612				1,612
Net income attributable to non-controlling interest			—		(36)		(36)
Debt Discount			37,346				37,346
Retirement of Debt Discount			(18,119)				(18,119)

Balance, December 31, 2009 (unaudited)	24,228,074	$24	$334,145	$(98,178)	$280	$16,372	$252,643

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2008	2009
Cash flows from operating activities:
Net income	$20,836	$12,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,199	11,160
Loss on extinguishment of debt	—	8,813
Change in fair value of derivatives not designated as hedges	—	2,885
Provision for loan losses	30,150	24,358
Non-cash stock compensation	3,672	3,517
Minority interest	—	(36)
Losses on store closings	1,813	211
Unrealized foreign exchange loss	—	3,681
Deferred tax provision	2,176	(3,072)
Acretion of debt discount and deferred issuance costs	4,363	5,686
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(33,739)	(42,580)
Increase in prepaid expenses and other	(2,164)	(603)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(20,636)	8,160

Net cash provided by operating activities	16,670	34,583
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,041)	(123,484)
Additions to property and equipment	(7,715)	(11,688)

Net cash used in investing activities	(9,756)	(135,172)
Cash flows from financing activities:
Proceeds from the issuance 10.375% Senior Notes	—	596,388
Proceeds from the exercise of stock options	3,257	100
Purchase of company stock	(7,492)	—
Repayment of term loan notes	(1,834)	(351,057)
Other debt payments	—	(6,992)
Net increase in revolving credit facilities	36,043	—
Payment of debt issuance and other costs	(114)	(19,056)

Net cash provided by financing activities	29,860	219,383
Effect of exchange rate changes on cash and cash equivalents	(37,124)	17,048

Net (decrease) increase in cash and cash equivalents	(350)	135,842
Cash and cash equivalents at beginning of period	209,714	209,602

Cash and cash equivalents at end of period	$209,364	$345,444

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited interim consolidated financial statements are of Dollar Financial Corp. and its wholly owned and majority owned subsidiaries (collectively the “Company”). Dollar Financial Corp. is the parent company of Dollar Financial Group, Inc. (“OPCO”) and its wholly owned subsidiaries. The activities of Dollar Financial Corp. consist primarily of its investment in OPCO. The Company’s unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Company’s audited consolidated financial statements in its annual report on Form 10-K (File No. 000-50866) for the fiscal year ended June 30, 2009 filed with the Securities and Exchange Commission as amended on Form 8-K on November 10, 2009 to reflect the adoption of ASC 470-20 and ASC 810-10. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results of interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.
Dollar Financial Corp. is a Delaware corporation incorporated in April 1990 as DFG Holdings, Inc. The Company operates a store network through OPCO and its wholly owned and majority owned subsidiaries. Through its subsidiaries, the Company provides retail financial services to the general public through a network of 1,172 locations (of which 1,043 are company owned) operating primarily as Money Mart®, The Money Shop, Loan Mart®, Insta-Cheques® and The Check Cashing Store in the United States, Canada, the United Kingdom and the Republic of Ireland. This network includes 1,158 locations (including 1,043 company-owned) in the United States, Canada, the United Kingdom and the Republic of Ireland offering financial services including check cashing, single-payment consumer loans, sale of money orders, money transfer services, pawn service fees and various other related services. Also included in this network is the Company’s Poland operation acquired in June 2009 which provides financial services to the general public in Poland through in-home servicing.
Dealers’ Financial Services, LLC and Dealers’ Financial Services Reinsurance Ltd. (collectively, “DFS”), which was acquired in December 2009, the Company also provides services to enlisted military personnel seeking to purchase new and used vehicles. DFS markets its services through its branded Military Installment Loan and Education Services, or “MILES” program. DFS provides services to enlisted military personnel who make applications for auto loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank based in the United States. Additionally, DFS provides ancillary services such as vehicle service contracts and guaranteed asset protection, or GAP, insurance (through third parties), along with consultations regarding new and used automotive purchasing, budgeting and credit and ownership training. DFS’s revenue comes from fees which are paid by the third-party national bank and fees from the sale of ancillary products such as vehicle service contracts and GAP insurance coverage. DFS operates through an established network of arrangements with more than 580 franchised and independent new and used car dealerships, according to underwriting protocols specified by the third-party national bank.
The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol “DLLR”.
Subsequent Events
The Company has evaluated all subsequent events through February 9, 2010, which represents the filing date of this Form 10-Q with the Securities and Exchange Commission, to ensure that this Form 10-Q includes appropriate disclosure of events both recognized in the financial statements as of December 31, 2009, and events which occurred subsequent to December 31, 2009 but were not recognized in the financial statements. As of February 9, 2010, there were no subsequent events which required accounting recognition in the financial statements other than those disclosed elsewhere in the this Form 10-Q.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, loss reserves, valuation allowance for income taxes and impairment assessment of goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (continued)
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.
Reclassification
Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications have no effect on net income or stockholders’ equity.
Fair Value of Financial Instruments
The fair value of the Term Loan Facilities is calculated as the sum of the present value of all contractual cash flows. The fair value of the Company’s 2.875% Senior Convertible Notes due 2027 (“2027 Notes”) and 3.00% Senior Convertible Notes due 2028 (“2028 Notes”) are based on broker quotations. The fair value of 10.375% Senior Notes due 2016 (the “2016 Notes”) approximates the carrying value as of December 31, 2009. The Company’s financial instruments consist of cash and cash equivalents, loan and other consumer lending receivables, which are short-term in nature and their fair value approximates their carrying value.
The total fair value of the 2027 Notes and the 2028 Notes were approximately $73.3 million and $120.4 million, respectively, at December 31, 2009. These fair values relate to the face value of the 2027 and 2028 Notes and not the carrying value recorded on the Company’s balance sheet. The total fair value of the Canadian Term Facility was approximately $13.6 million at December 31, 2009. The total fair value of the U.K. Term Facility was $4.1 million at December 31, 2009.
Earnings per Share
Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares outstanding, after adjusting for the dilutive effect of stock options. The following table presents the reconciliation of the numerator and denominator used in the calculation of basic and diluted earnings per share (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Net income	$9,549	$7,130	$20,836	$12,403
Reconciliation of denominator:
Weighted average of common shares outstanding — basic [1]	23,941	24,047	24,059	24,022
Effect of dilutive stock options [2]	3	477	53	337
Effect of unvested restricted stock and restricted stock unit grants	37	326	45	298

Weighted average of common shares outstanding — diluted	23,981	24,850	24,157	24,657

(1)	Excludes 124 and 101 shares of unvested restricted stock, which are included in total outstanding common shares as of December 31, 2008 and 2009, respectively. The dilutive effect of restricted stock is included in the calculation of diluted earnings per share using the treasury stock method.

(2)	The effect of dilutive stock options was determined under the treasury stock method.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (continued)
Stock Based Employee Compensation
The Company’s 2005 Stock Incentive Plan (the “2005 Plan”) states that 1,718,695 shares of its common stock may be awarded to employees, directors or consultants of the Company. The awards, at the discretion of the Company’s Board of Directors, may be issued as nonqualified stock options, incentive stock options or restricted stock awards. The number of shares issued under the 2005 Plan is subject to adjustment as specified in the 2005 Plan provisions. No options may be granted under the 2005 Plan after January 24, 2015.
On November 15, 2007, the stockholders adopted the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards and performance awards (collectively, the “Awards”) to officers, employees, non-employee members of the Board, independent consultants and contractors of the Company and any parent or subsidiary of the Company. The maximum aggregate number of shares of the Company’s common stock that may be issued pursuant to Awards granted under the 2007 Plan is 2,500,000; provided, however, that no more than 1,250,000 shares may be awarded as restricted stock or restricted stock unit awards. The shares that may be issued under the 2007 Plan may be authorized, but unissued or reacquired shares of the Company’s common stock. No grantee may receive an Award relating to more than 500,000 shares in the aggregate per fiscal year under the 2007 Plan.
Stock options and stock appreciation rights granted under the aforementioned plans have an exercise price equal to the closing price of the Company’s common stock on the date of grant. To date no stock appreciation rights have been granted.
Compensation expense related to share-based compensation included in the statement of operations for the three months ended December 31, 2008 and 2009 was $1.0 million and $1.3 million, respectively, net of related tax effects and $1.8 million and $2.5 million , respectively, net of related tax effects for the six months ended December 31, 2008 and 2009
The weighted average fair value of each employee option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in the periods presented:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Expected volatility	49.7%	54.5%	49.4%	54.9%
Expected life (years)	5.8	5.7	5.8	5.9
Risk-free interest rate	2.47%	3.01%	2.52%	3.23%
Expected dividends	None	None	None	None
Weighted average fair value	$3.51	$11.87	$3.73	$9.48
A summary of the status of stock option activity for the six months ended December 31, 2009 follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic Value
	Options	Price	Term (years)	($ in millions)
Options outstanding at June 30, 2009 (911,623 shares exercisable)	1,575,184	$14.56	7.8	$3.0
Granted	257,667	$17.42
Exercised	(6,586)	$15.23
Forfeited and expired	(20,067)	$16.12

Options outstanding at December 31, 2009	1,806,198	$14.95	7.6	$16.1

Exercisable at December 31, 2009	1,094,015	$15.77	6.8	$9.0

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (continued)
Stock Based Employee Compensation (continued)
The aggregate intrinsic value in the above table reflects the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the period and the exercise price of the options, multiplied by the number of in-the-money stock options) that would have been received by the option holders had all option holders exercised their options on December 31, 2009. The intrinsic value of the Company’s stock options changes based on the closing price of the Company’s common stock. The total intrinsic value of options exercised for the three and six months ended December 31, 2009 was zero and zero, respectively, and was zero and $1.5 million for the three and six months ended December 31, 2008. As of December 31, 2009, the total unrecognized compensation cost over a weighted-average period of 2.2 years, related to stock options, is expected to be $2.9 million. Cash received from stock options exercised for the three and six months ended December 31, 2009 was $0.1 million and $0.1 million, respectively. Cash received from stock options exercised for the three and six months ended December 31, 2008 was zero and $3.3 million, respectively.
Restricted stock awards granted under the 2005 Plan and 2007 Plan become vested (i) upon the Company attaining certain annual pre-tax earnings targets (“performance-based”) and, (ii) after a designated period of time (“time-based”), which is generally three years. Compensation expense is recorded ratably over the requisite service period based upon an estimate of the likelihood of achieving the performance goals. Compensation expense related to restricted stock awards is measured based on the fair value using the closing market price of the Company’s common stock on the date of the grant.
Information concerning unvested restricted stock awards is as follows:

		Weighted
		Average
	Restricted	Grant-Date
	Stock Awards	Fair-Value
Outstanding at June 30, 2009	105,458	$11.03
Granted	31,899	$22.86
Vested	(36,795)	$11.83

Outstanding at December 31, 2009	100,562	$14.49

Restricted Stock Unit awards (“RSUs”) granted under the 2005 Plan and 2007 Plan become vested after a designated period of time (“time-based”), which is generally on a quarterly basis over three years. Compensation expense is recorded ratably over the requisite service period. Compensation expense related to RSUs is measured based on the fair value using the closing market price of the Company’s common stock on the date of the grant.
Information concerning unvested restricted stock unit awards is as follows:

		Weighted
	Restricted	Average
	Stock Unit	Grant-Date
	Awards	Fair-Value
Outstanding at June 30, 2009	413,926	$11.25
Granted	233,599	$16.73
Vested	(190,822)	$12.26
Forfeited	(13,493)	$16.86

Outstanding at December 31, 2009	443,210	$13.53

As of December 31, 2009, there was $7.5 million of total unrecognized compensation cost related to unvested restricted share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted average period of 1.8 years. The total fair value of shares vested during the three and six months ended December 31, 2009 was $2.1 million and 2.8 million, respectively.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (continued)
Recent Accounting Pronouncements
In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Codification (“ASC”) 805-10 (formerly SFAS 141R), Business Combinations. This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses, including those combinations achieved without the transfer of consideration. This Statement retains the fundamental requirements that the acquisition method of accounting be used for all business combinations. This Statement expands the scope to include all business combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their fair values as of the acquisition date. Additionally, the Statement changes the way entities account for business combinations achieved in stages by requiring the identifiable assets and liabilities to be measured at their full fair values. The Company adopted the provisions of this Statement on July 1, 2009.
In December 2007, the FASB issued ASC 810-10 (formerly SFAS 160), Non-controlling Interests in Consolidated Financial Statements. This Statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this Statement requires that consolidated net income include the amounts attributable to both the parent and the non-controlling interest. The Company adopted the provisions of this Statement on July 1, 2009. As a result of the adoption of this standard, the Company restated all periods presented to retroactively give effect to this change.
In May 2008, the FASB issued ASC 470-20 (formerly FSP APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement). The Statement requires the initial proceeds from convertible debt that may be settled in cash to be bifurcated between a liability component and an equity component. The objective of the guidance is to require the liability and equity components of convertible debt to be separately accounted for in a manner such that the interest expense recorded on the convertible debt would not equal the contractual rate of interest on the convertible debt but instead would be recorded at a rate that would reflect the issuer’s conventional debt borrowing rate. This is accomplished through the creation of a discount on the debt that would be accreted using the effective interest method as additional non-cash interest expense over the period the debt is expected to remain outstanding. The Statement was adopted by the Company on July 1, 2009 and was applied retroactively to all periods presented. The adoption impacted the accounting for the Company’s 2.875% Senior Convertible Notes due 2027 and 3.0% Senior Convertible Notes due 2028 (after their issuance in December 2009) resulting in additional interest expense of approximately $7.8 million and $8.6 million in fiscal years 2008 and 2009, respectively and additional interest expense of $2.1 million and $4.2 million for the three months and six months ended December 31, 2008. Also the adoption of the Statement, reduced the Company’s debt balance by recording a debt discount of approximately $55.8 million, with an offsetting increase to additional paid in capital. Such amount will be amortized over the remaining expected life of the debt.
In April 2009, the FASB issued ASC 825-10 (formerly FSP SFAS 107-b) Disclosures about Fair Value of Financial Instruments. The Statement requires disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. The Company adopted the provisions of the Statement for the first quarter fiscal 2010.
In June, 2009, the FASB issued ASC 105-10 (formerly SFAS 168) Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. For most entities, the Statement establishes the FASB Accounting Standards Codification™ as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. The Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date, all non-SEC accounting and reporting standards will be superseded. The Company has adopted this Statement for the quarterly period ended September 30, 2009, as required, and adoption has not had a material impact on the Company’s consolidated financial statements.
2. Acquisitions
The following acquisitions have been accounted for under the purchase method of accounting.
On October 17, 2008, the Company entered in a series of purchase agreements to acquire substantially all of the assets of six franchised stores from a franchisee of the Company’s wholly owned United Kingdom subsidiary. The aggregate purchase price for the acquisitions was approximately $3.3 million in cash. The Company used excess cash to fund the acquisition. The Company allocated a portion of

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
2. Acquisitions (continued)
the purchase price to identifiable intangible assets, reacquired franchise rights, in the amount of $2.6 million and other assets in the amount of $0.7 million. There was no excess purchase price over the preliminary fair value of identifiable assets acquired.
On April 21, 2009, the Company entered into a purchase agreement to acquire all of the shares of Express Finance Limited, a U.K. Internet-based consumer lending business. The aggregate purchase price for the acquisition was approximately $6.8 million in cash. In addition, the agreement provides for an earnings-related contingent consideration amount based on the results for the two years following the date of acquisition. No amounts have been recorded for this contingent consideration. The Company used excess cash to fund the acquisition. The Company allocated approximately $0.8 million to net assets acquired, including $2.8 million in net loans receivable. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $6.0 million and was recorded as goodwill.
On June 29, 2009, the Company entered into a purchase agreement to acquire substantially all of the assets of 2 pawn shops located in Scotland from Robert Biggar Limited. The aggregate purchase price for the acquisition was approximately $8.0 million in cash. The Company used excess cash to fund the acquisition. The Company allocated approximately $3.4 million to net assets acquired. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $4.6 million and was recorded as goodwill.
On June 30, 2009, the Company entered into a purchase agreement to acquire 76% of the shares of Optima, S.A., a consumer lending business in Poland. The aggregate purchase price for the acquisition was approximately $5.8 million in cash and the assumption of approximately $6.3 million in debt. The holders of the assumed debt are current shareholders of Optima. In addition, the agreement provides for an earnings-related contingent consideration amount based on the cumulative three year period following the date of acquisition. No amounts have been recorded for this contingent consideration. The Company used excess cash to fund the acquisition. The Company allocated approximately $1.3 million to net assets acquired, including $7.4 million in net loans receivable. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $4.7 million and was recorded as goodwill.
During fiscal 2009, the Company completed various smaller acquisitions in the United States and the United Kingdom that resulted in an aggregate increase in goodwill of $1.5 million, calculated as the excess purchase price over the preliminary fair value of the identifiable assets acquired.
On October 3, 2009, the Company entered into a purchase agreement to acquire all the shares of Merchant Cash Express Limited, a U.K. entity, which primarily provides working capital needs to small retail businesses by providing cash advances against a percentage of future credit and debit card sales. The aggregate purchase price for the acquisition was approximately $4.6 million. The Company used excess cash to fund the acquisition. The Company allocated approximately $2.6 million to net assets acquired. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $2.0 million and recorded as goodwill.
On December 23, 2009, the Company consummated the acquisition of all the shares of Military Financial Services, including its wholly-owned subsidiaries Dealers’ Financial Services, LLC and Dealers’ Financial Services Reinsurance Ltd (“DFS Acquisition”), which provide fee-based services for military personnel who obtain auto loans in the United States made by a third party national bank. The acquisition was effected pursuant to the terms of a share purchase agreement dated October 28, 2009. The aggregate purchase price for the acquisition was $123.3 million. In connection with the acquisition, we have also incurred transaction costs of approximately $0.6 million. The total purchase price of the acquisition, including transactions costs, was $123.9 million.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
2. Acquisitions (continued)
Under the purchase method of accounting, the total estimated purchase price is allocated to DFS’ net tangible and intangible assets based on their current estimated fair values. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, the preliminary purchase price is allocated as follows (in thousands):

Cash	$4,464
Other receivables	1,471
Other assets	2,883
Prepaid expenses and other current assets	1,990
Property and equipment	559
Accounts payable	(690)
Accrued expenses and other liabilities	(1,896)
Other non-current liabilities	(2,974)

Net tangible assets acquired	5,807
Definite-lived intangible assets acquired	28,890
Indefinite-lived intangible assets acquired	35,501
Goodwill	53,125

Total estimated purchase price	$123,323

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.
Of the total estimated purchase price, an estimate of $5.8 million has been allocated to net tangible assets acquired, $28.9 million has been allocated to definite-lived intangible assets acquired and $35.5 million has been allocated to indefinite-lived intangible assets. The remaining purchase price has been allocated to goodwill. We anticipate that the entire amount of the goodwill recorded in connection with the DFS acquisition will be deductible for income tax purposes.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
2. Acquisitions (continued)
The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of the market participant, include: the amount and timing of the projected future cash flows (including revenue, cost of sales, operating expenses and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. The components of the estimated fair value of the acquired identifiable intangible assets are as follows:

		Estimated
	Estimated Fair	Useful Lives
	Value	(Years)
Third-party bank financing contract	$15,177	5
Service warranty provider contract	7,164	5
Auto dealer relationships	4,253	5
GAP insurance provider contract	1,538	3
Payment processing contract	421	5
Non-compete contracts	337	2
Tradename/Program (DFS MILES Program)	35,501	Indefinite

	$64,391

During fiscal 2010, the Company completed various smaller acquisitions in United Kingdom that resulted in an aggregate increase in goodwill of $0.2 million, calculated as the excess purchase price over the preliminary fair value of the identifiable assets acquired. Also in fiscal 2010, $0.3 million and $0.1 million of purchase accounting adjustments were made to the Robert Biggar Limited and Optima, S.A., respectively.
One of the core strategies of the Company is to capitalize on its competitive strengths and enhance its leading marketing positions. One of the key elements in the strategy is the intention to grow our network through acquisitions. The Company’s acquisitions provide it with increased market penetration or in some cases the opportunity to enter new platforms and geographies. The purchase price of each acquisition is primarily based on a multiple of historical earnings. The Company’s standard business model, and that of the industry’s, is one that does not rely heavily on tangible assets and therefore, it is common to have majority of the purchase price allocated to goodwill, or in some cases, intangibles.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
2. Acquisitions (continued)
The following reflects the change in goodwill during the periods presented (in millions):

Balance at June 30, 2009	$406.5
Acquisitions:
Military Financial Services, LLC	53.1
Merchant Cash Express	2.0
Various small acquisitions	0.2
Purchase accounting adjustments:
Robert Biggar Limited	0.3
Optima, S.A.	0.1
Foreign currency adjustment	13.2

Balance at December 31, 2009	$475.4

The following pro forma information for the three and six months ended December 31, 2009 presents the results of operations as if the acquisitions had occurred as of the beginning of the period presented. The pro forma operating results include the results of these acquisitions for the indicated periods and reflect the increased interest expense on acquisition debt and the income tax impact as of the respective purchase dates of the Express Finance, Robert Biggar, Optima, MCE and DFS acquisitions. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the purchase been made on the date above or the results which may occur in the future.

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2009	2008	2009
	(Unaudited in thousands except per		(Unaudited in thousands except per
	share amounts)		share amounts)
Revenue	$142,242	$158,549	$305,244	$308,098
Net income	$12,557	$8,858	$27,144	$18,828
Net income per common share — basic	$0.52	$0.37	$1.13	$0.78
Net income per common share — diluted	$0.52	$0.36	$1.11	$0.76

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
3. Goodwill and Other Intangibles
The changes in the carrying amount of goodwill by reportable segment for the six months ended December 31, 2009 are as follows (in thousands):

	United	Dealers’ Financial		United
	States	Services	Canada	Kingdom	Total
Balance at June 30, 2009	$210,335	$—	$124,453	$71,766	$406,554
Acquisitions and purchase accounting adjustments	46	53,125	—	2,467	55,638
Foreign currency translation adjustments	620	—	13,787	(1,235)	13,172

Balance at December 31, 2009	$211,001	$53,125	$138,240	$72,998	$475,364

The following table reflects the components of intangible assets (in thousands):

	June 30,	December 31,
	2009	2009
	Gross	Gross
	Carrying	Carrying
	Amount	Amount
Non-amortized intangible assets:
Goodwill	$406,554	$475,364
Reacquired franchise rights	47,793	52,313
DFS MILES Program	—	35,501

	$454,347	$563,178

Amortizable intangible assets:
Various contracts	$—	$28,767

Total intangible assets	$454,347	$591,945

Goodwill is the excess of cost over the fair value of the net assets of the business acquired. Intangible assets consist of reacquired franchise rights, which are deemed to have an indefinite useful life and are not amortized.
Goodwill is tested for impairment annually as of June 30, or whenever events or changes in business circumstances indicate that an asset might be impaired. As of June 30, 2009, there was no impairment of goodwill. However, if market conditions were to deteriorate or there is significant regulatory action that negatively affects our business, there can be no assurance that future goodwill impairment tests will not result in a charge to earnings.
Identified intangibles with indefinite lives are tested for impairment annually as of December 31, or whenever events or changes in business circumstances indicate that an asset may be impaired. If the estimated fair value is less than the carrying amount of the intangible assets with indefinite lives, then an impairment charge would be recognized to reduce the asset to its estimated fair value. As of December 31, 2009, there was no impairment of reacquired franchise rights or the DFS MILES Program. There can be no assurance that future impairment tests will not result in a charge to earnings.
The fair value of the Company’s goodwill and indefinite-lived intangible assets are estimated based upon a present value technique using discounted future cash flows. The Company uses management business plans and projections as the basis for expected future cash flows. Assumptions in estimating future cash flows are subject to a high degree of judgment. The Company makes every effort to forecast its future cash flows as accurately as possible at the time the forecast is developed. However, changes in assumptions and estimates or a significant increase in our weighted average cost of capital used to discount expected future cash flows, may affect the implied fair value of goodwill and indefinite-lived intangible assets and could result in an additional impairment charge in future periods.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
4. Contingent Liabilities
Due to the uncertainty surrounding the litigation process, except for those matters where an accrual has been provided, the Company is unable to reasonably estimate the range of loss, if any, at this time in connection with the legal proceedings discussed below. While the outcome of many of these matters is currently not determinable, the Company believes it has meritorious defenses and that the ultimate cost to resolve these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. In addition to the legal proceedings discussed below, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business.
The Company assesses the materiality of litigation by reviewing a range of qualitative and quantitative factors. These factors include the size of the potential claims, the merits of the Company’s defenses and the likelihood of plaintiffs’ success on the merits, the regulatory environment that could impact such claims and the potential impact of the litigation on our business. The Company evaluates the likelihood of an unfavorable outcome of the legal or regulatory proceedings to which it is a party in accordance with the “Contingencies” Topic of the FASB Codification. This assessment is subjective based on the status of the legal proceedings and is based on consultation with in-house and external legal counsel. The actual outcomes of these proceedings may differ from the Company’s assessments.
Canadian Legal Proceedings
On August 19, 2003, a former customer in Ontario, Canada, Margaret Smith commenced an action against OPCO and the Company’s Canadian subsidiary, National Money Mart Company (“Money Mart”), on behalf of a purported class of Ontario borrowers who, Smith claims, were subjected to usurious charges in payday-loan transactions (the “Ontario Litigation”). The action, alleged violations of a Canadian federal law proscribing usury, seeks restitution and damages, including punitive damages, and seeks injunctive relief prohibiting further alleged usurious charges. The plaintiff’s motion for class certification was granted on January 5, 2007. The trial of the common issues commenced on April 27, 2009 but was suspended when the parties reached a settlement. During the fiscal quarter and fiscal year ended June 30, 2009, our Canadian subsidiary, Money Mart, recorded a charge of $57.4 million in relation to the pending Ontario settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces described below. Court approval of the settlement is required and a hearing is presently scheduled for February 22, 2010. There is no assurance that the Ontario settlement will receive final Court approval or that any of the other class action proceedings will be settled. Although we believe that we have meritorious defenses to the claims in the pending class action proceedings and intend to vigorously defend against such claims, the ultimate cost of resolution of such claims, either through settlements or pursuant to litigation, may substantially exceed the amount accrued at June 30, 2009, and additional accruals may be required in the future. As of December 31, 2009, the remaining provision of approximately $53.4 million is included in the Company’s accrued expenses.
On November 6, 2003, Gareth Young, a former customer, commenced a purported class action in the Court of Queen’s Bench of Alberta, Canada on behalf of a class of consumers who obtained short-term loans from Money Mart in Alberta, alleging, among other things, that the charge to borrowers in connection with such loans is usurious. The action seeks restitution and damages, including punitive damages. On December 9, 2005, Money Mart settled this action, subject to court approval. On March 3, 2006, just prior to the date scheduled for final court approval of the settlement, the plaintiff’s lawyers advised that they would not proceed with the settlement and indicated their intention to join a purported national class action. No steps have been taken in the action since March 2006. Subsequently, Money Mart commenced an action against the plaintiff and the plaintiff’s lawyer for breach of contract. This latter action has since been resolved.
On March 5, 2007, a former customer, H. Craig Day, commenced an action against OPCO, Money Mart and several of the Company’s franchisees in the Court of Queen’s Bench of Alberta, Canada on behalf of a putative class of consumers who obtained short-term loans from Money Mart in Alberta. The allegations, putative class and relief sought in the Day action are substantially the same as those in the Young action but relate to a claim period that commences before and ends after the claim period in the Young action and excludes the claim period described in that action. No steps have been taken in the action since March 2007.
On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against Money Mart and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, MacKinnon claims were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. Following initial denial, MacKinnon obtained an order permitting him to re-apply for class certification of the action against Money Mart alone, which was appealed. The Court of Appeal granted MacKinnon the right to apply to the original judge to have her amend her order denying class

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
4. Contingent Liabilities (continued)
Canadian Legal Proceedings (continued)
certification. On June 14, 2006, the original judge granted the requested order and Money Mart’s request for leave to appeal the order was dismissed. The certification motion in this action proceeded in conjunction with the certification motion in the Parsons action described below.
On April 15, 2005, the solicitor acting for MacKinnon commenced a proposed class action against Money Mart on behalf of another former customer, Louise Parsons. Class certification of the consolidated MacKinnon and Parsons actions was granted on March 14, 2007. In December 2007, the plaintiffs filed a motion to add OPCO as a defendant in this action and in March 2008 an order was granted adding OPCO as a defendant. On July 25, 2008, the plaintiffs’ motion to certify the action against OPCO was granted. Discovery has been completed and a summary trial is scheduled to commence on March 15, 2010. In an affidavit recently filed in the action, the plaintiffs estimated damages in the amount of approximately C$120 million plus interest. Although the parties intend to engage in non-binding mediation before commencement of the summary trial, there is no assurance that the mediation, or any related settlement discussions, will be successful.
Similar purported class actions have been commenced against Money Mart in Manitoba, New Brunswick, Nova Scotia and Newfoundland. OPCO is named as a defendant in the actions commenced in Nova Scotia and Newfoundland. The claims in these additional actions are substantially similar to those of the Ontario action referred to above.
On April 26, 2006 and August 3, 2006, two former employees, Peggy White and Kelly Arseneau, commenced companion actions against Money Mart and OPCO. The actions, which are pending in the Superior Court of Ontario, allege negligence on the part of the defendants in security training procedures and breach of fiduciary duty to employees in violation of applicable statutes. The companion lawsuits seek combined damages of C$5.0 million plus interest and costs. These claims have been submitted to the respective insurance carriers. The Company intends to defend these actions vigorously.
At this time, it is too early to determine the likelihood of an unfavorable outcome or the ultimate liability, if any, resulting from these matters.
California Legal Proceedings
On September 11, 2006, Caren Bufil commenced a lawsuit against OPCO; the claims in Bufil are substantially similar to the claims in a previously dismissed case. Bufil sought and obtained class certification of the action alleging that OPCO failed to provide non-management employees with meal and rest breaks required under California law. The suit sought an unspecified amount of damages and other relief. In September 2009, the Company was successful in settling the action, and has recorded a charge of $1.3 million. Preliminary court approval of the settlement was granted in November and final court approval will be scheduled later this year. The settlement is subject to court approval and although likely, there is no assurance that such approval will occur.
On April 26, 2007, the San Francisco City Attorney (“City Attorney”) filed a complaint in the name of the People of the State of California alleging that OPCO’s subsidiaries engaged in unlawful and deceptive business practices in violation of California Business and Professions Code Section 17200 by either themselves making installment loans under the guise of marketing and servicing for co-defendant First Bank of Delaware (the “Bank”) or by brokering installment loans made by the Bank in California in violation of the prohibition on usury contained in the California Constitution and the California Finance Lenders Law and that they have otherwise violated the California Finance Lenders Law and the California Deferred Deposit Transaction Law. The complaint seeks broad injunctive relief as well as civil penalties. On January 5, 2009, the City Attorney filed a First Amended Complaint, restating the claims in the original complaint, adding OPCO as a defendant and adding a claim that short-term deferred deposit loans made by the Bank, which were marketed and serviced by OPCO and/or its subsidiaries violated the California Deferred Deposit Transaction law. OPCO and its subsidiaries have denied the allegations of the First Amended Complaint. Discovery is proceeding in state court and no trial date has been set. At this time, it is too early to determine the likelihood of an unfavorable outcome or the ultimate liability, if any, resulting from this case.
We The People Legal Proceedings
WTP’s business model for its legal document processing services business is being challenged in certain courts, as described below, which could result in WTP’s discontinuation of these services in any one or more jurisdictions. The company from which WTP bought the assets of its WTP business, We The People Forms and Service Centers USA, Inc. (the “Former WTP”), certain of its franchisees and/or WTP are defendants in various lawsuits. The principal litigation for the WTP business unit is as follows:

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
4. Contingent Liabilities (continued)
We The People Legal Proceedings (continued)
In May 2007, WTP met with the New York State Attorney General’s Office, Consumer Affairs Division, which had been investigating the We The People operation in the New York City area for over three years. The Attorney General’s Office alleged that WTP engaged in unfair business practices, including deceptive advertising that harmed New York consumers. The Attorney General’s Office demanded that WTP enter into an Agreed Order of Discontinuance (“AOD”) and demanded WTP pay a fine of approximately $0.3 million, plus investigation costs. WTP denied the allegations and requested that the Attorney General’s Office hold the former New York City WTP owners liable for the alleged misconduct. The terms of the AOD are in negotiation.
In May 2007, WTP franchisee Roseann Pennisi and her company, We The People of Westchester Square, New York, Inc., sued WTP, OPCO, Ira and Linda Distenfield and the Former WTP in the Supreme Court of the State of New York, Bronx County. The complaint alleges breach of franchise agreement, tortious interference with franchise agreement, breach of the covenant of good faith and fair dealing, unfair competition against defendants and breach of contract and deception and misrepresentation, unjust enrichment, fraudulent concealment of material facts against the Distenfields and the Former WTP and seeks over $9.0 million in damages. Following a successful motion by WTP to compel arbitration of the plaintiffs’ claims, in October 2008, the plaintiff filed a request to arbitrate with relief requested in the amount of $0.4 million. In August 2009, the plaintiff amended her petition to arbitrate and increased it to $0.7 million. The arbitration is presently scheduled for March 2010. The Company believes the material allegations in the complaint with respect to OPCO and WTP are without merit and intends to defend the matter vigorously.
In September 2007, Jacqueline Fitzgibbons, a former customer of a WTP store, commenced a lawsuit against WTP and OPCO and others in California Superior Court for Alameda County. The suit alleges on behalf of a class of consumers and senior citizens that, from 2003 to 2007, We The People violated California law by advertising and selling living trusts and wills to certain California residents. Plaintiff claims, among other things, that WTP and others improperly conspired to provide her with legal advice, misled her as to what, if any, legitimate service We The People provided in preparing documents, and misled her regarding the supervising attorneys’ role in preparing documents. The plaintiff is seeking class certification, prohibition of WTP’s alleged unlawful business practices, and damages on behalf of the class in the form of disgorgement of all monies and profits obtained from unlawful business practices, general and special damages, attorneys’ fees and costs of the suit, statutory and treble damages pursuant to various California business, elder abuse, and consumer protection codes. The complaint has been amended several times to add new parties and additional claims. The Court granted, in part, WTP’s motion to dismiss certain claims alleged by the plaintiffs. In January 2009, an individual named Robert Blau replaced Fitzgibbons as lead plaintiff. A motion to certify the class was heard in October 2009 and the court denied Plaintiffs’ motion for class certification of claims for fraud, false advertising and violations of the Consumer Legal Remedies Act but granted class certification of the claim that WTP’s business model violates certain unfair competition laws in California. A trial is presently scheduled for May 2010. The Company believes the allegations are without merit and is defending the action vigorously.
In August 2008, a group of six former We The People customers commenced a lawsuit in St. Louis County, Missouri against OPCO and its subsidiary, We The People USA, Inc. and WTP franchisees offering services to Missouri consumers. The plaintiffs allege, on behalf of a putative class of over 1,000 consumers that, from 2002 to the present, defendants violated Missouri law by engaging in: (i) an unauthorized law business; (ii) the unauthorized practice of law; and (iii) unlawful merchandising practices in the sale of its legal documents. The plaintiffs are seeking class certification, prohibition of the defendants’ unlawful business practices, and damages on behalf of the class in the form of disgorgement of all monies and profits obtained from unlawful business practices, attorney’s fees, statutory and treble damages pursuant to various Missouri consumer protection codes. In November 2008, the original six plaintiffs were dismissed by plaintiffs’ counsel and the initial complaint was also later dismissed. In January 2009, former WTP customers, Philip Jones and Carol Martin, on behalf of a punitive class of Missouri customers, filed a lawsuit in St. Louis County against OPCO and its subsidiary, We The People USA, Inc., and a St. Louis WTP franchisee entity alleging claims similar to the initial August 2008 suit. These new plaintiffs also seek class certification. The Company intends to defend these allegations and believes that the plaintiffs’ claims and allegations of class status are without merit.
On January 14, 2009, a demand for arbitration was made on behalf of Thomas Greene and Rebecca M. Greene, We The People franchisees, against We The People USA, Inc., We The People LLC and the Company. The demand alleged violations by We The People of certain state and federal franchise laws relating to (1) failure to register the franchise as a business opportunity with the Utah Division of Consumer Protection; (2) earnings claims representations and (3) failure to provide a disclosure document meeting the substantive and timing requirements mandated by the Utah Business Opportunity Act. The Greenes are demanding $0.4 million for losses

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
4. Contingent Liabilities (continued)
We The People Legal Proceedings (continued)
relating to the violations. The arbitration is presently scheduled for April 2010. WTP and the Company believe the allegations are without merit and intend to defend the matter vigorously.
In June 2009, a demand for arbitration was filed by a current We The People franchisee, Frank Murphy, Jr., against the Company’s subsidiaries, We The People USA, Inc., and We The People LLC. The demand alleges violations by We The People of certain obligations under the Franchise Agreement and seeks $1.0 million for losses relating to these violations. WTP believes the allegations are without merit and intends to defend the matter vigorously.
In January 2009, the Company learned that Ira and Linda Distenfield had filed a joint voluntary petition under Chapter 7 of the U.S. Bankruptcy Code. In addition to delaying the ultimate resolution of many of the foregoing matters, the economic effect of this filing and, in particular, its effect on the Company’s ability to seek contribution from its co-defendants in connection with any of the foregoing matters, cannot presently be estimated.
It is the Company’s opinion that many of the WTP related litigation matters relate to actions undertaken by the Distenfields and the Former WTP during the period of time when they owned or managed We The People Forms and Service Centers USA, Inc.; this period of time was prior to the acquisition of the assets of the Former WTP by the Company. However, in many of these actions, the Company and WTP have been included as defendants in these cases as well. At this time, it is too early to determine the likelihood of an unfavorable outcome or the ultimate liability, if any, of any of the aforementioned matters against WTP or the Company or any other Company litigation as well.
In addition to the matters described above, the Company continues to respond to inquiries it receives from state bar associations and state regulatory authorities from time to time as a routine part of its business regarding its legal document processing services business and its WTP franchisees.
5. Debt
The Company had debt obligations at June 30, 2009 and December 31, 2009 as follows (in thousands):

	June 30,	December 31,
	2009	2009
National Money Mart Company 10.375% Senior Notes due 2016	$—	$600,000
Issuance discount on Senior Notes	—	(3,635)
Dollar Financial Corp. 2.875% Senior Convertible Notes due 2027	161,315	66,601
Dollar Financial Corp. 3.000% Senior Convertible Notes due 2028	—	77,801
Term loans due October 2012	368,722	1,608
Term loans due December 2014	—	17,050
Other	6,268	—

Total debt	536,305	759,425
Less: current portion of debt	(5,880)	(193)

Long-term debt	$530,425	$759,232

Senior Notes
On December 23, 2009, the Company’s wholly owned indirect Canadian subsidiary, National Money Mart Company sold pursuant to Rule 144A under the Securities Act of 1933, as amended, $600 million aggregate principal amount of its 10.375% Senior Notes due 2016 (the “2016 Notes”). The 2016 Notes were issued pursuant to an indenture, dated as of December 23, 2009, among National Money Mart Company, as issuer, and the Company and certain of its direct and indirect wholly owned U.S. and Canadian subsidiaries, as guarantors, and U.S. Bank National Association, as trustee. The 2016 Notes bear interest at a rate of 10.375% per year. National Money Mart Company is obligated to pay interest on the 2016 Notes on June 15 and December 15 of each year, commencing on June 15, 2010. The 2016 Notes will mature on December 15, 2016. The maturity date of the 2016 Notes will be automatically shortened to November 30, 2012,

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
5. Debt (continued)
unless, prior to October 30, 2012, the aggregate principal amount of the Company’s outstanding 2.875% senior convertible notes due 2027 has been reduced to an amount less than or equal to $50.0 million by means of (i) the repurchase or redemption thereof , (ii) defeasance thereof or (iii) the exchange or conversion thereof into unsecured notes of the Company or any of its direct or indirect subsidiaries having no mandatory repayment prior to April 1, 2015, or into common stock of the Company. As of January 31, 2010, $80 million of the Company’s 2.875% senior convertible notes due 2027 remained outstanding. Upon the occurrence of certain change of control transactions, National Money Mart Company will be required to make an offer to repurchase the 2016 Notes at 101% of the principal amount thereof, plus any accrued and unpaid interest to the repurchase date, unless certain conditions are met. After December 15, 2013, National Money Mart Company will have the right to redeem the 2016 Notes, in whole at any time or in part from time to time, (i) at a redemption price of 105.188% of the principal amount thereof if the redemption occurs prior to December 15, 2014, (ii) at a redemption price of 102.594% of the principal amount thereof if the redemption occurs before December 15, 2015, and (iii) at a redemption price of 100% of the principal amount thereof if the redemption occurs after December 15, 2015. In connection with the offering, National Money Mart Company agreed to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to an offer to exchange the 2016 Notes for new 10.375% senior notes due 2016 of National Money Mart Company, with terms substantially similar to the 2016 Notes, no later than 90 days after the issuance of the 2016 Notes.
Convertible Notes
Senior Convertible Notes due 2027
On June 27, 2007, the Company issued $200.0 million aggregate principal amount of its 2.875% Senior Convertible Notes due 2027 (the “Old 2027 Notes”) in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (“Securities Act”). The Company received proceeds of approximately $193.5 million from the issuance, net of underwriting fees of approximately $6.5 million. Underwriting fees are included in issuance costs on the Company’s balance sheet and are amortized to interest expense using the effective interest rate method over 5.5 years from the date of issuance. As a result of the exchange transactions described below, $80.0 million aggregate principal amount of the old 2027 Notes were outstanding as of December 31, 2009.
The Old 2027 Notes are general unsecured obligations and rank equally in right of payment with all of the Company’s other existing and future obligations that are unsecured and unsubordinated. The Old 2027 Notes bear interest at the rate of 2.875% per year, payable every June 30 and December 31 beginning December 31, 2007. The Old 2027 Notes mature on June 30, 2027, unless earlier converted, redeemed or repurchased by the Company. Holders of the Old 2027 Notes may require the Company to repurchase in cash some or all of the Old 2027 Notes at any time before the Old 2027 Notes’ maturity following a fundamental change as defined in the Indenture dated June 27, 2007 (the “2027 Notes Indenture”).
The 2027 Notes Indenture includes a “net share settlement” provision that allows the Company, upon redemption or conversion, to settle the principal amount of the notes in cash and the additional conversion value, if any, in shares of the Company’s common stock. Holders of the Old 2027 Notes may convert their Old 2027 Notes based at an initial conversion rate of 25.7759 shares per $1,000 principal amount of Old 2027 Notes (equivalent to an initial conversion price of $38.796 per share), subject to adjustment, prior to stated maturity under the following circumstances:
•	during any calendar quarter commencing after September 30, 2007, if the closing sale price of the Company’s common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last day of the preceding calendar quarter;

•	during the five day period following any five consecutive trading day period in which the trading price of the Old 2027 Notes for each day of such period was less than 98.0% of the product of the closing sale price per share of the Company’s common stock on such day and the conversion rate in effect for the Old 2027 Notes on each such day;

•	if such notes have been called for redemption; at any time on or after December 31, 2026; or

•	upon the occurrence of specified corporate transactions as described in the 2027 Notes Indenture.
If a fundamental change, as defined in the Indenture, occurs prior to December 31, 2014 and a holder elects to convert its Old 2027 Notes in connection with such transaction, the Company will pay a make whole provision, as defined in the Indenture.
On or after December 31, 2012, but prior to December 31, 2014, the Company may redeem for cash all or part of the Old 2027 Notes, if during any period of 30 consecutive trading days ending not later than December 31, 2014, the closing sale price of a share of the

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
5. Debt (continued)
Company’s common stock is for at least 120 trading days within such period of 30 consecutive trading days greater than or equal to 120% of the conversion price on each such day. On or after December 31, 2014, the Company may redeem for cash all or part of the Old 2027 Notes, upon at least 30 but not more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of Old 2027 Notes. The amount of cash paid in connection with each such redemption will be 100% of the principal amount of the Old 2027 Notes to be redeemed, plus accrued and unpaid interest, including any additional amounts, up to but excluding the redemption date.
Holders have the right to require the Company to purchase all or a portion of the Old 2027 Notes on December 31, 2012, December 31, 2014, June 30, 2017 and June 30, 2022 (each of which are referred to as a purchase date). The purchase price payable will be equal to 100% of the principal amount of the notes to be purchase plus any accrued and unpaid interest, including any additional amounts, up to but excluding the applicable purchase date.
If the Company undergoes a fundamental change, as defined in the 2027 Notes Indenture, before maturity of the Old 2027 Notes, holders will have the right, subject to certain conditions, to require the Company to repurchase for cash all or a portion of the Old 2027 Notes at a repurchase price equal to 100% of the principal amount of the Old 2027 Notes being repurchased, plus accrued and unpaid interest, including any additional amounts, up to but excluding the date of repurchase.
Senior Convertible Notes due 2028
On December 21, 2009, the Company commenced the closing of an exchange offer with certain holders of the Old 2027 Notes pursuant to the terms of exchange agreements with such holders. Pursuant to the terms of the exchange agreements, the holders exchanged an aggregate of $120 million principal amount of the Old 2027 Notes held by such holders for an equal aggregate principal amount of the Company’s 3.0% Senior Convertible Notes due 2028 (the “New 2028 Notes”).
The New 2028 Notes are general unsecured obligations and rank equally in right of payment with all of the Company’s other existing and future obligations, that are unsecured and unsubordinated, including the Old 2027 Notes that remain outstanding. The Old 2027 Notes bear interest at the rate of 3.00% per year, payable every April 1 and October 1 beginning April 1, 2010. The Old 2027 Notes will mature on April 1, 2028, unless earlier converted, redeemed or repurchased by the Company. Holders of the New 2028 Notes may require the Company to repurchase in cash some or all of the New 2028 Notes at any time before the New 2027 Notes’ maturity following a fundamental change as defined in the Indenture dated December 21, 2009 (the “2029 Notes Indenture”).
The 2028 Notes Indenture includes a “net share settlement” provision that allows the Company, upon redemption or conversion, to settle the principal amount of the notes in cash and the additional conversion value, if any, in shares of the Company’s common stock. Holders of the New 2028 Notes may convert their New 2028 Notes based at an initial conversion rate of 34.5352 shares per $1,000 principal amount of New 2028 Notes (equivalent to an initial conversion price of approximately $28.956 per share), subject to adjustment, prior to stated maturity under the following circumstances:
•	during any calendar quarter commencing after December 31, 2009, if the closing sale price of the Company’s common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last day of the preceding calendar quarter;

•	during the five day period following any five consecutive trading day period in which the trading price of the New 2028 Notes for each day of such period was less than 98.0% of the product of the closing sale price per share of the Company’s common stock on such day and the conversion rate in effect for the New 2028 Notes on each such day;

•	if such notes have been called for redemption; at any time on or after December 31, 2026; or

•	upon the occurrence of specified corporate transactions as described in the 2028 Notes Indenture.
If a fundamental change, as defined in the 2028 Notes Indenture, occurs prior to April 1, 2015 and a holder elects to convert its New 2028 Notes in connection with such transaction, the Company will pay a make whole provision, as defined in the 2028 Notes Indenture.
On or after April 5, 2015, the Company may redeem for cash all or part of the New 2028 Notes, if during any period of 30 consecutive trading days ending not later than December 31, 2014, the closing sale price of a share of the Company’s common stock is for at least 120 trading days within such period of 30 consecutive trading days greater than or equal to 120% of the conversion price on each such day. On or after April 1, 2015, the Company may redeem for cash all or part of the New 2028 Notes, upon at least 30 but not more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of New 2028 Notes. The amount of cash paid in connection with each such redemption will be 100% of the principal amount of the New 2028 Notes to be redeemed, plus accrued and unpaid interest, including any additional amounts, up to but excluding the redemption date.
Holders have the right to require the Company to purchase all or a portion of the New 2028 Notes on April 1, 2015, April 1, 2018 and April 1, 2023 (each of which are referred to as a purchase date). The purchase price payable will be equal to 100% of the principal amount of the notes to be purchase plus any accrued and unpaid interest, including any additional amounts, up to but excluding the applicable purchase date.
If the Company undergoes a fundamental change, as defined in the 2028 Notes Indenture, before maturity of the New 2028 Notes, holders will have the right, subject to certain conditions, to require the Company to repurchase for cash all or a portion of the New 2028 Notes at a repurchase price equal to 100% of the principal amount of the New 2028 Notes being repurchased, plus accrued and unpaid interest, including any additional amounts, up to but excluding the date of repurchase.
Treatment of Convertible Notes
The Company has considered the guidance in the Debt topic of the FASB Codification, and has determined that the Old 2027 Notes and the New 2028 Notes (the “Convertible Notes”) do not contain a beneficial conversion feature, as the fair value of the Company’s common stock on the date of issuance was less than the initial conversion price.
Upon conversion of either series of Convertible Notes, the Company will have the option to either deliver:
1.	cash equal to the lesser of the aggregate principal amount of the series of Convertible Notes to be converted ($1,000 per note) or the total conversion value; and shares of the Company’s common stock in respect of the remainder, if any, of the conversion value over the principal amount such series of the Convertible Notes; or

2.	shares of the Company’s common stock to the holders, calculated at the initial conversion price which is subject to any of the conversion price adjustments discussed above.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
5. Debt (continued)
The Company has made a policy election to settle the principal amount of all of the Convertible Notes in cash. As such, in accordance with the Earnings Per Share topic of the FASB Codification, the Convertible Notes are excluded from the Company’s calculation of diluted earnings per share.
Credit Facility
On October 30, 2006, the Company entered into a $475.0 million credit facility (“2006 Credit Agreement”). The 2006 Credit Agreement is comprised of the following: (i) a senior secured revolving credit facility in an aggregate amount of $75.0 million (the “U.S. Revolving Facility”) with OPCO as the borrower; (ii) a senior secured term loan facility with an aggregate amount of $295.0 million (the “Canadian Term Facility”) with National Money Mart Company, a wholly-owned Canadian indirect subsidiary of OPCO, as the borrower; (iii) a senior secured term loan facility with Dollar Financial U.K. Limited, a wholly-owned U.K. indirect subsidiary of OPCO, as the borrower, in an aggregate amount of $80.0 million (consisting of a $40.0 million tranche of term loans and another tranche of term loans equivalent to $40.0 million denominated in Euros) (the “UK Term Facility”) and (iv) a senior secured revolving credit facility in an aggregate amount of C$28.5 million (the “Canadian Revolving Facility”) with National Money Mart Company as the borrower.
The U.S. Revolving Facility and the Canadian Revolving Facility under the Credit Agreement had an interest rate of LIBOR plus 300 basis points and CDOR plus 300 basis points, respectively, subject to reduction as the Company reduced its leverage. The Canadian Term Facility consisted of $295.0 million at an interest rate of LIBOR plus 275 basis points. The U.K. Term Facility consisted of a $40.0 million tranche at an interest rate of LIBOR plus 300 basis points and a tranche denominated in Euros equivalent to $40.0 million at an interest rate of Euribor plus 300 basis points.
In the third quarter of fiscal 2008, the Company’s United Kingdom subsidiary entered into an overdraft facility (“U.K. Revolving Facility”) which provides for a commitment of up to GBP 5.0 million. Amounts outstanding under the U.K. Revolver Facility bear interest at a rate of the Bank Base Rate (currently 0.5%) plus 2.0%.
On December 23, 2009, the Company amended and restated the terms of the Credit Agreement (the “Amended and Restated Credit Agreement”). Pursuant to the Amended and Restated Credit Agreement, lenders representing approximately 90% of the revolving credit facilities and approximately 91% of the term loans agreed to the extension of the maturity of the revolving credit facilities and term loans to December 2014, subject to the condition that, prior to October 30, 2012, the aggregate principal amount of the Company’s 2.875% Senior Convertible Notes due 2027 has been reduced to an amount less than or equal to $50 million. Pursuant to the Amended and Restated Credit Agreement, outstanding amounts under the revolving credit facilities and term loans owed to lenders which consented to the extended maturity date will receive an annual interest spread of 500 bps with a minimum 2.0% LIBOR (or LIBOR equivalent) floor and, in the case of the revolving facilities, based on a leverage based pricing grid. The portions of revolving credit facilities and term loans owed to lenders that did not consent to the extended maturity will receive an annual interest spread of 375 bps with a minimum 2.0% LIBOR (or LIBOR equivalent) floor and, in the case of the revolving facilities, based on a leverage based pricing grid.
The Company used approximately $350 million of the net proceeds from its December 2009 offering of $600 million aggregate principal amount of its 10.375% Senior Notes due 2016 to repay substantially all of its outstanding obligations under the Credit Agreement. At December 31, 2009 there were no amounts outstanding under the U.S. Revolving Facility, the Canadian Revolving Facility or the U.K. Revolving Facility. At December 31, 2009, the outstanding amount of the Canadian Term Facility was $14.4 million and the outstanding amount of the U.K. Term Facility consisted of $2.0 million and EUR 1.6 million.
The obligations under the U.S. Revolving Facility are guaranteed by the Company and certain direct and indirect domestic subsidiaries of the Company. The obligations under the Canadian Term Facility, the Canadian Revolving Facility and the U.K. Term Facility are guaranteed by the Company and substantially all of its domestic and foreign direct and indirect subsidiaries. The obligations of the respective borrowers and guarantors under the facilities are secured by substantially all of the assets of such borrowers and guarantors.
The Amended and Restated Credit Agreement contains certain financial and other restrictive covenants, which, among other things, requires the Company to achieve certain financial ratios, limit capital expenditures, restrict payment of dividends and obtain certain approvals if the Company wants to increase borrowings. As of December 31, 2009, the Company was in compliance with all covenants.
Interest expense, net was $10.7 million and $12.8 million for the three months ended December 31, 2008 and 2009, respectively. For the six months ended December 31, 2008 and 2009, interest expense, net was $22.2 million and $24.5 million, respectively.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
6. Capital Stock
On July 21, 2008, the Company announced that its Board of Directors had approved a stock repurchase plan, authorizing the Company could repurchase in the aggregate up to $7.5 million of its outstanding common stock, which was the maximum amount of common stock the Company could repurchase pursuant to the terms of the 2006 Credit Agreement.
Under the plan authorized by its Board of Directors, the Company was permitted to repurchase shares in open market purchases or through privately negotiated transactions as permitted under Securities Exchange Act of 1934 Rule 10b-18. The extent to which the Company repurchased its shares and the timing of such repurchases depended upon market conditions and other corporate considerations, as determined by the Company’s management. The purchases were funded from existing cash balances.
By October 13, 2008, the Company had repurchased 535,799 shares of its common stock at a cost of approximately $7.5 million, thus completing its stock repurchase plan.
7. Fair Value Measurements
The Fair Value Measurements and Disclosures Topic of the FASB Codification specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability.
Currently, the Company uses foreign currency options and cross currency interest rate swaps to manage its interest rate and foreign currency risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2009, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
7. Fair Value Measurements (continued)
The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2009
( in thousands)

	Quoted Prices in
	Active Markets	Significant
	for Identical	Other	Significant	Balance at
	Assets and	Observable	Unobservable	December 31,
	Liabilities (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2009
Assets
Derivative financial instruments	$—	$53	$—	$53
Liabilities
Derivative financial instruments	$—	$47,207	$—	$47,207
The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2009.
8. Loss on Extinguishment of Debt
In December 2009 the Company executed an exchange of $120.0 million of its 2.875% Senior Convertible Notes due 2027 for an equal amount of 3.0% Senior Convertible Notes due 2028. Pursuant to the accounting guidance related to convertible debt, the exchange transaction created a gain that was offset by the write-off of previously capitalized unamortized deferred debt costs associated with the Company’s 2.875% Senior Convertible Notes due 2027 issued in June 2007.
On December 23, 2009, the Company amended and restated its Credit Agreement and repaid substantially all of its term indebtedness thereunder. Due to the significance of the prepayment, the accounting guidance for debt extinguishment applied and therefore, all previously capitalized unamortized deferred debt costs were reclassified from the balance sheet and recorded as expense in the income statement. In addition, there was a non-cash charge related to our U.K. cross currency interest rate swaps that had been terminated in May 2009. The accumulated net loss at the time the swaps were terminated was a component of other comprehensive income and was being amortized over the remaining life of the related underlying U.K. term debt. As a result of the significant prepayment of term debt, a proportional amount of the remaining other comprehensive income was reclassified from the balance sheet and recorded as expense in the income statement.
The details related to all elements of the loss on extinguishment of debt are as follows:

Loss/(Gain)
Write-off of previously capitalized Term Loan deferred debt issuance costs, net	$4,960
Reclassification of other comprehensive income related to U.K. term debt repayment	3,866
Miscellaneous foreign exchange expense related to term debt repayment	230
Gain on exchange of 2.875% Senior Convertible Notes	(1,821)
Write-off of previously capitalized 2.875% Senior Convertible deferred debt issuance costs, net	1,578

$8,813

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
9. Segment Information
The Company categorizes its operations into four operating segments that have been identified giving consideration to geographic area, product mix and regulatory environment. The primary service offerings in the U.S., Canadian and U.K. operating segments are check cashing, single-payment consumer loans, money orders, money transfers and other ancillary services. As a result of the mix of service offerings and diversity in the respective regulatory environments, there are differences in each operating segment’s profit margins. The Company’s operations in Poland and Belgium are included within the United States segment. Additionally, the United States operating segment includes certain corporate headquarters expenses that have not been charged out to the operating segments in the United States, Canada and United Kingdom. This factor contributes to the lower pre-tax results reported in this segment. Those unallocated corporate headquarters expenses are $2.6 million for the three months ended December 31, 2008 and $2.5 for the three months ended December 31, 2009. The unallocated corporate expenses for the six months ended December 31, 2008 and 2009 are $4.3 million and $4.7 million, respectively.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
9. Segment Information (continued)

		Dealers’
	United	Financial		United
	States	Services	Canada	Kingdom	Total

As of and for the three months ended December 31, 2008
Total assets	$299,322	$—	$412,344	$164,866	$876,532
Goodwill and other intangibles, net	206,024	—	157,572	58,409	422,005
Sales to unaffiliated customers:
Check cashing	13,914	—	17,346	10,364	41,624
Fees from consumer lending	22,188	—	30,006	15,060	67,254
Money transfer fees	1,526	—	3,767	1,491	6,784
Pawn service fees and sales	—	—	—	3,430	3,430
Other	3,381	—	7,039	2,661	13,081

Total sales to unaffiliated customers	41,009	—	58,158	33,006	132,173

Provision for loan losses	6,618	—	6,197	2,084	14,899
Interest expense, net	4,693	—	4,323	1,651	10,667
Depreciation and amortization	1,404	—	1,419	1,285	4,108
Loss on store closings	422	—	127	6	555
Other income, net	—	—	(4,027)	(1,385)	(5,412)
(Loss) income before income taxes	(7,236)	—	18,942	8,226	19,932
Income tax provision	24	—	8,467	1,892	10,383

As of and for the six months ended December 31, 2008
Sales to unaffiliated customers:
Check cashing	$28,351	$—	$37,890	$23,915	$90,156
Fees from consumer lending	44,991	—	67,203	33,413	145,607
Money transfer fees	3,118	—	8,176	3,100	14,394
Pawn service fees and sales	—	—	—	7,302	7,302
Other	6,779	—	15,202	5,809	27,790

Total sales to unaffiliated customers	83,239	—	128,471	73,539	285,249

Provision for loan losses	13,595	—	12,094	4,461	30,150
Interest expense, net	11,056	—	7,589	3,569	22,214
Depreciation and amortization	2,862	—	3,134	2,744	8,740
Provision for litigation settlements	509	—	—	—	509
Loss on store closings	3,070	—	2,417	6	5,493
Other expense (income), net	—	—	(4,207)	(1,462)	(5,669)
(Loss) income before income taxes	(18,201)	—	37,592	17,054	36,445
Income tax provision	(27)	—	11,638	3,998	15,609

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
9. Segment Information (continued)

		Dealers’
	United	Financial		United
	States	Services(1)	Canada	Kingdom	Total

As of and for the three months ended December 31, 2009
Total assets	$313,015	$129,241	$576,078	$225,912	$1,244,246
Goodwill and other intangibles, net	211,297	117,393	184,556	78,699	591,945
Sales to unaffiliated customers:
Check cashing	11,133	—	18,149	9,255	38,537
Fees from consumer lending	19,984	—	38,126	24,636	82,746
Money transfer fees	1,219	—	4,219	1,653	7,091
Pawn service fees and sales	—	—	—	4,655	4,655
Other	2,954	621	8,692	7,445	19,712

Total sales to unaffiliated customers	35,290	621	69,186	47,644	152,741
Provision for loan losses	3,589	—	4,520	4,553	12,662
Interest expense, net	4,743	—	6,626	1,473	12,842
Depreciation and amortization	1,769	123	1,679	1,610	5,181
Loss on extinguishment of debt	450	—	3,643	4,720	8,813
Unrealized foreign exchange loss (gain)	42	—	(3,983)	26	(3,915)
Loss on derivatives not designated as hedges	—	—	3,285	—	3,285
Loss on store closings	784	—	541	7	1,332
Other expense (income), net	537	(13)	35	695	1,254
(Loss) income before income taxes	(5,464)	273	11,315	6,816	12,940
Income tax provision	1,435	2	2,567	1,900	5,904

As of and for the six months ended December 31, 2009
Sales to unaffiliated customers:
Check cashing	$22,039	$—	$35,488	$18,812	$76,339
Fees from consumer lending	39,140	—	73,342	47,706	160,188
Money transfer fees	2,495	—	8,267	3,152	13,914
Pawn service fees and sales	—	—	—	8,488	8,488
Other	5,810	621	16,212	12,977	35,620

Total sales to unaffiliated customers	69,484	621	133,309	91,135	294,549
Provision for loan losses	7,795	—	8,291	8,272	24,358
Interest expense, net	9,399	—	11,995	3,072	24,466
Depreciation and amortization	3,061	123	3,258	3,165	9,607
Loss on extinguishment of debt	450	—	3,643	4,720	8,813
Unrealized foreign exchange loss (gain)	56	—	(4,073)	7,929	3,912
Loss on derivatives not designated as hedges	—	—	3,275	—	3,275
Provision for litigation settlements	1,267	—	—	—	1,267
Loss on store closings	958	—	749	(57)	1,650
Other expense (income), net	754	(13)	17	666	1,424
(Loss) income before income taxes	(12,957)	273	29,572	9,349	26,237
Income tax provision	2,770	2	8,321	2,777	13,870

(1)	The results of operations for Dealers’ Financial Services is for the period December 23, 2009 through December 31, 2009.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
10. Comprehensive Income
Comprehensive income is the change in equity from transactions and other events and circumstances from non-owner sources, which includes foreign currency translation and fair value adjustments for cash flow hedges. The following shows the comprehensive income for the periods stated (in thousands):

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2009	2008	2009
Net income	$9,549	$7,130	$20,836	$12,403

Foreign currency translation adjustment(1)	(25,698)	3,154	(36,894)	7,676

Fair value adjustments for cash flow hedges, net(2)(3)	(17,623)	1,115	(14,282)	678

Total comprehensive income	$(33,772)	$11,399	$(30,340)	$20,757

(1)	The ending balance of the foreign currency translation adjustments included in accumulated other comprehensive income on the balance sheet were gains of $1.0 million and $28.9 million respectively as of December 31, 2008 and 2009.

(2)	Net of $8.2 million and $0.6 million of tax for the three months ended December 31, 2008 and 2009, respectively. For the six months ended December 31, 2008 and 2009, the fair value adjustments for cash flow hedges were net of $10.3 million and $0.9 million of tax, respectively.

(3)	Net of $0.3 million and $3.6 million which were reclassified into earnings for the three months ended December 31, 2008 and 2009, respectively. For the six months ended December 31, 2008 and 2009, the fair falue adjustments for cash flow hedges which were reclassified into earnings were $0.7 million and $4.1 million, respectively.
Accumulated other comprehensive income, net of related tax, consisted of $12.3 million of net unrealized losses on cross-currency interest rate swaps previously designated as cash flow hedging transactions. During the second quarter of fiscal 2010, these swaps were de-designated as hedging derivatives; however, because management believes it is probable that the cash flows originally hedged will continue in the future the amount that was deferred at the time of de-designation will be amortized into expense over the life of the cash flows hedged. The Company also had unrealized losses on terminated cross-currency interest rate swaps of $0.2 million at December 31, 2009, compared to net unrealized losses on put options designated as cash flow hedges of $0.1 million and net unrealized losses on cross-currency interest rate swaps designated as cash flow hedging transactions of $18.0 million at December 31, 2008.
11. Income Taxes
Income Tax Provision
The provision for income taxes was $13.9 million for the six months ended December 31, 2009 compared to a provision of $15.6 million for the six months ended December 31, 2008. The Company’s effective tax rate was 52.9% for the six months ended December 31, 2009 and was 42.8% for the six months ended December 31, 2008. The effective tax rate for the six months ended December 31, 2008 was reduced as a result of the impact of a favorable settlement granted in a competent authority tax proceeding between the United States and Canadian tax authorities related to transfer pricing matters for years 2000 through 2003 combined with an adjustment to the Company’s reserve for uncertain tax benefits related to years for which a settlement has not yet been received. The impact to the six months ended December 31, 2008 provision for income taxes related to these two items was a tax benefit of $3.5 million. The Company’s effective tax rate differs from the federal statutory rate of 35% due to foreign taxes, permanent differences and a valuation allowance on U.S. and foreign deferred tax assets and the aforementioned changes to the Company’s reserve for uncertain tax positions. Prior to the global debt restructuring in the Company’s fiscal year ended June 30, 2007, interest expense in the U.S. resulted in U.S. tax losses, thus generating deferred tax assets. At December 31, 2009 the Company maintained deferred tax assets of $129.4 million which is offset by a valuation allowance of $82.6 million which represents a $7.2 million reduction in the period. The change for the period in the Company’s deferred tax assets and valuation allowances is presented in the table below and more fully described in the paragraphs that follow.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
11. Income Taxes (continued)
Change in Deferred Tax Assets and Valuation Allowances (in millions):

	Deferred	Valuation	Net Deferred
	Tax Asset	Allowance	Tax Asset
Balance at June 30, 2009	$130.4	$89.8	$40.6
U.S. increase/(decrease)	(1.4)	(5.9)	4.5
Foreign increase/(decrease)	0.4	(1.3)	1.7

Balance at December 31, 2009	$129.4	$82.6	$46.8

The $129.4 million in deferred tax assets consists of $43.3 million related to net operating losses and the reversal of temporary differences, $57.3 million related to foreign tax credits and $28.8 million in foreign deferred tax assets. At December 31, 2009, U.S. deferred tax assets related to net operating losses and the reversal of temporary differences were reduced by a valuation allowance of $43.3 million, which reflects an increase of $13.3 million during the period. The net operating loss carry forward at December 31, 2009 was $68.3 million compared to an estimated balance of $106.3 million at June 30, 2009. This reduction in the Company’s net operating loss is a result of the anticipated utilization of $38.0 million of the net operating loss to partially eliminate the U.S. tax resulting from the deemed dividend caused by the sale of a portion of the shares of its wholly owned indirect UK subsidiary to its wholly owned indirect Canadian subsidiary. The Company believes that its ability to utilize net operating losses in a given year will be limited to $9.0 million under Section 382 of the Internal Revenue Code (the “Code”) because of changes of ownership resulting from the Company’s June 2006 follow-on equity offering. In addition, any future debt or equity transactions may reduce the Company’s net operating losses or further limit its ability to utilize the net operating losses under the Code. The deferred tax asset related to excess foreign tax credits is also fully offset by a valuation allowance of $57.3 million. This represents an increase of $11.8 million for the period related to the deemed dividend discussed above. Additionally, the Company maintains foreign deferred tax assets in the amount of $28.8 million. The company’s Canadian subsidiary in 2006 had previously recorded a deferred tax asset and corresponding valuation allowance in the amount of $1.4 million related to an unrealized capital loss in connection with the hedge of its term loan. In the quarter ended December 31, 2009, this valuation allowance was reversed providing a $1.4 million tax benefit in connection with the realization of a capital gain related to the repayment of a majority of its term debt.
As described in Note 1, the Company restated its historical financial statements in connection with the adoption of ASC 470-20 (formerly FSP APB 14-1). The adoption of this standard required the Company to establish an initial deferred tax liability related to its 2.875% Senior Convertible Notes due 2027 and its newly issued 3.0% Senior Convertible Notes due 2028 (collectively, the “Notes”), which represents the tax effect of the book/tax basis difference created at adoption. The deferred tax liability will reverse as the Notes discount accretes to zero over the expected life of the Notes. The deferred tax liability associated with the Notes serves as a source of recovery of the Company’s deferred tax assets, and therefore the restatement also required the reduction of the previously recorded valuation allowance on the deferred tax asset. Because the Company historically has recorded and continues to record a valuation allowance on the tax benefits associated with its U.S. subsidiary losses, the reversal of the deferred tax liability associated with the Notes, which is recorded as a benefit in the deferred income tax provision, is offset by an increase in the valuation allowance. At December 31, 2009, the deferred tax liability associated with the Notes was $18.0 million. For purposes of balance sheet presentation, the deferred tax liability related to the Notes has been netted against the Company’s deferred tax asset.
At June 30, 2009, the Company had unrecognized tax benefit reserves related to uncertain tax positions of $7.8 million which, if recognized, would decrease the effective tax rate. At December 31, 2009, the Company had $9.2 million of unrecognized tax benefits primarily related to transfer pricing matters, which if recognized, would decrease its effective tax rate.
The tax years ending June 30, 2005 through 2009 remain open to examination by the taxing authorities in the United States, United Kingdom and Canada.
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2009, the Company had approximately $0.7 million of accrued interest related to uncertain tax positions which represents a minimal increase during the six months ended December 31, 2009. The provision for unrecognized tax benefits including accrued interest is included in income taxes payable.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
12. Derivative Instruments and Hedging Activities
Risk Management Objective of Using Derivatives
The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and by the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk. Specifically, from time to time the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates, foreign exchange rates or commodity prices.
Specifically, certain of the Company’s foreign operations in the United Kingdom and Canada expose the Company to fluctuations in interest rates and foreign exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of the Company’s functional currency because the debt is denominated in a currency other than the subsidiary’s functional currency. The Company enters into derivative financial instruments either as accounting hedges or economic hedges to protect the value or fix the amount of certain obligations in terms of its functional currency, the U.S. Dollar.
Cash Flow Hedges of Foreign Exchange Risk
Operations in the United Kingdom and Canada have exposed the Company to changes in the CAD-USD and GBP-USD foreign exchange rates. From time to time, the Company’s U.K. and Canadian subsidiaries purchase investment securities denominated in a currency other than their functional currency. The subsidiaries hedge the related foreign exchange risk typically with the use of out of the money put options because they cost less than completely averting risk using at the money put options, and the maximum loss is limited to the purchase price of the contracts.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges of foreign exchange risk is recorded in other comprehensive income and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative, as well as amounts excluded from the assessment of hedge effectiveness, is recognized directly in earnings. As of December 31, 2009, the Company did not have any outstanding foreign currency derivatives accounted for as accounting hedges. In January 2010, the Company purchased put options with an aggregate notional value of C$8.3 million and GBP 2.8 million to protect the Company’s operations in Canada and the United Kingdom against adverse changes in the CAD-USD exchange rates, respectively, through March 2010.
Cash Flow Hedges of Multiple Risks
The Company has foreign subsidiaries in the United Kingdom and Canada with variable-rate borrowings denominated in currencies other than the foreign subsidiaries’ functional currencies. The foreign subsidiaries are exposed to fluctuations in both the underlying variable borrowing rate and the foreign currency of the borrowing against its functional currency. The foreign subsidiaries use foreign currency derivatives including cross-currency interest rate swaps to manage its exposure to fluctuations in the variable borrowing rate and the foreign exchange rate. Cross-currency interest rate swaps involve both periodically (1) exchanging fixed rate interest payments for floating rate interest receipts and (2) exchanging notional amounts which will occur at the forward exchange rates in effect upon entering into the instrument. The derivatives are designated as cash flow hedges of both interest rate and foreign exchange risks.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges of both interest rate risk and foreign exchange risk is recorded in other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative is recognized directly in earnings.
On May 7, 2009, the Company executed an early settlement of its two cross-currency interest rate swaps hedging variable-rate borrowings at its foreign subsidiary in the United Kingdom. As a result, the Company discontinued hedge accounting on these cross-currency swaps on this date. In accordance with the Derivatives and Hedging Topic of the FASB Codification, the Company continued to report the net gain or loss related to the discontinued cash flow hedges in other comprehensive income included in shareholders’ equity and has been reclassifying such amounts into earnings over the remaining original term of the derivative when the hedged forecasted transactions are recognized in earnings.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
12. Derivative Instruments and Hedging Activities (continued)
On December 23, 2009, the Company used a portion of the net proceeds of the offering of $600 million aggregate principal amount on 10.375% Senior Note due 2016 to prepay $350 million of the $368.6 million outstanding term loans in both the United Kingdom and Canada. As a result of the Company repaying a significant portion of its terms loans in the United Kingdom, the Company accelerated the reclassification of amounts in other comprehensive income to earnings as a result of the hedged forecasted transactions becoming probable not to occur. The accelerated amount was a loss of $3.9 million reclassified out of other comprehensive income into earnings due to missed forecasted transactions, this amount is included in Loss on Extinguishment of Debt. Also, the Company discontinued prospectively hedge accounting on its Canadian cross-currency swaps as they no longer met the strict hedge accounting requirements of the Derivatives and Hedging Topic of the FASB Codification. In accordance with the Derivatives and Hedging Topic of the FASB Codification, the Company will continue to report the net gain or loss related to the discontinued cash flow hedges at its Canadian entity in other comprehensive income included in shareholders’ equity because management has concluded that it is probable that the cash flows will continue to occur. The Company will subsequently reclassify such amounts into earnings over the remaining original term of the derivative when the hedged forecasted transactions are recognized in earnings.
As of December 31, 2009, the Company had the following outstanding derivatives:

	Pay Fixed	Pay Fixed	Receive Floating	Receive Floating
Foreign Currency Derivates	Notional	Strike Rate	Notional	Index
USD-CAD Cross Currency Swap	CAD183,555,348	7.135%	$159,637,500	3 mo. LIBOR + 2.75% per annum

USD-CAD Cross Currency Swap	CAD61,455,648	7.130%	$53,212,500	3 mo. LIBOR + 2.75% per annum

USD-CAD Cross Currency Swap	CAD83,838,713	7.070%	$72,562,500	3 mo. LIBOR + 2.75% per annum
On January 14, 2010, we entered into an amendment to the ISDA Master Agreement governing the outstanding cross-currency interest rate swap relating to a notional amount of C$184.0 million to which National Money Mart Company, a Canadian subsidiary of Dollar Financial Corp., is a party to hedge its variable-rate Canadian term loans denominated in U.S. dollars. The amendment eliminates financial covenants and allows the underlying swap to remain outstanding (with a similar collateral package in place) in the event that we elect to terminate our secured credit facility prior to the maturity of the swap in October 2012. On February 8, 2010, we entered into an amendment to the ISDA Master Agreement governing the outstanding cross-currency interest rate swap relating to a notional amount of C$145.7 million to which National Money Mart Company, a Canadian subsidiary of Dollar Financial Corp., is a party to hedge its variable-rate Canadian term loans denominated in U.S. dollars. The amendment includes financial covenants identical to those in the Company’s amended credit facility and allows the underlying swap to remain outstanding (with a similar collateral package in place) in the event that we elect to terminate our secured credit facility prior to the maturity of the swap in October 2012. We agreed to pay a higher rate on the interest rate swaps in order to secure these amendments, the impact of which will be recorded in our March 31, 2010 financial statements.
Non-designated Hedges of Commodity Risk
In the normal course of business, the Company maintains inventories of gold at its pawn shops in the United Kingdom. From time to time, the Company enters into derivative financial instruments to manage the price risk associated with forecasted gold inventory levels. Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to commodity price risk but do not meet the strict hedge accounting requirements of the Derivatives and Hedging Topic of the FASB Codification. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. As of December 31, 2009, the Company’s subsidiary in the United Kingdom had six outstanding gold options that were not designated as hedges in qualifying hedging relationships.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
12. Derivative Instruments and Hedging Activities (continued)
The table below presents the fair values of the Company’s derivative financial instruments on the Consolidated Balance Sheet as of December 31, 2009 (in thousands).
Tabular Disclosure of Fair Values of Derivative Instruments(1)

	Asset Derivatives		Liability Derivatives
	As of December 31, 2009		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives not designated as hedging instruments
Cross Currency Swaps		$—	Derivatives	$47,207
Commodity options	Prepaid expenses	53

Total derivatives not designated as hedging instruments		$53		$47,207

(1)	The fair values of derivative instruments are presented in the above table on a gross basis. Certain of the above derivative instruments are subject to master netting arrangements and qualify for net presentation in the Consolidated Balance Sheet.
The tables below present the effect of the Company’s derivative financial instruments on the Consolidated Statement of Operations for the period ending December 31, 2008 and 2009(in thousands).
Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statement of Operations for the Six Months Ending
December 31, 2009

				Location of
				Gain or (Loss)
				Recognized in	Amount of Gain or
				Income on	(Loss) Recognized
		Location of Gain		Derivative	in Income on
		or (Loss)		(Ineffective	Derivative
	Amount of Gain or	Reclassified from	Amount of Gain or	Portion and	(Ineffective Portion
	(Loss) Recognized in	Accumulated OCI	(Loss) Reclassified	Amount	and Amount
Derivatives in SFAS 133	OCI on Derivative	into Income	from Accumulated	Excluded from	Excluded from
Cash Flow Hedging	(Effective Portion),	(Effective	OCI into Income	Effectiveness	Effectiveness
Relationships	net of tax	Portion)	(Effective Portion)	Testing)	Testing)

Commodity options	$—		$—	Other income / (expense)	$(47)

Foreign Exchange Contracts	(34)	Foreign currency gain / (loss)	—	Other income /(expense)	—

		Interest Expense	(4,613)	Other income /(expense)	(3,275)

Cross Currency Swaps	(2,673)	Corporate Expenses	1,295

Total	$(2,707)		$(3,318)		$(3,322)

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
12. Derivative Instruments and Hedging Activities (continued)
Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statement of Operations for the Six Months Ending
December 31, 2008

Location of
Gain or (Loss)
				Recognized in	Amount of Gain or
				Income on	(Loss) Recognized
		Location of Gain		Derivative	in Income on
		or (Loss)		(Ineffective	Derivative
	Amount of Gain or	Reclassified from	Amount of Gain or	Portion and	(Ineffective Portion
	(Loss) Recognized in	Accumulated OCI	(Loss) Reclassified	Amount	and Amount
Derivatives in SFAS 133	OCI on Derivative	into Income	from Accumulated	Excluded from	Excluded from
Cash Flow Hedging	(Effective Portion),	(Effective	OCI into Income	Effectiveness	Effectiveness
Relationships	net of tax	Portion)	(Effective Portion)	Testing)	Testing)

Commodity options	$—		$—		$—

Foreign Exchange Contracts	201	Foreign currency gain / (loss)	—	Other income /(expense)	—

		Interest Expense	—	Other income /(expense)	—

Cross Currency Swaps	(22,938)	Corporate Expenses	—

Total	$(22,637)		$—		$—

Credit-risk-related Contingent Features
The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.
The Company’s agreements with certain of its derivative counterparties also contain provisions requiring it to maintain certain minimum financial covenant ratios. Failure to comply with the covenant provisions would result in the Company being in default on any derivative instrument obligations covered by the agreement.
As of December 31, 2009, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $53.4 million. As of December 31, 2009, the Company has not posted any collateral related to these agreements. If the Company breached any of these provisions it would be required to settle its obligations under the agreements at their termination value of $53.5 million.
13. Subsidiary Guarantor Financial Information
National Money Mart Company’s payment obligations under its 10.375% Senior Notes due 2016 are jointly and severally guaranteed (such guarantees, the “Guarantees”) on a full and unconditional basis by the Company and certain of its direct and indirect wholly owned U.S. and Canadian subsidiaries (the “Guarantors”).
The Guarantees of the notes will:
-	be senior unsecured obligations of the applicable Guarantor;

-	rank equal in right or payment with existing and future unsubordinated Indebtedness of the applicable Guarantor;

-	rank senior in right of payment to all existing and future subordinated Indebtedness of the applicable Guarantor, and

-	be effectively junior to an Indebtedness of such of such Guarantor, including Indebtedness under the Credit Facility, which is secured by assets of such Guarantor to the extent of the value of the assets securing such Indebtedness.
Separate financial statements of each subsidiary Guarantor have not been presented because they are not required by securities laws and management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at December 31, 2009 and June 30, 2009 and the condensed consolidating statements of operations and cash flows for the three and six months ended December 31, 2009 and 2008 of Dollar Financial Corp., National Money Mart, the combined Guarantors, the combined Non-Guarantors and the consolidated Company.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
Consolidating Balance Sheets
December 31, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Current Assets
Cash and cash equivalents	$110	$262,181	$37,792	$45,361	$—	$345,444
Loans receivable, net	—	26,418	22,848	77,333	—	126,599
Loans in default, net	—	6,215	683	358	—	7,256
Other receivables	336	13,764	1,547	6,636	—	22,283
Income taxes receivable	—	—	—	—	—	—
Prepaid expenses and other current assets	—	13,013	3,481	18,514	(11,814)	23,194

Total current assets	446	321,591	66,351	148,202	(11,814)	524,776
Deferred tax asset, net of valuation allowance	—	28,174	—	80	—	28,254
Intercompany receivables	289,386	3,005	1,835	—	(294,226)	—
Property and equipment, net	11	27,364	11,930	22,267	—	61,572
Goodwill and other intangibles	—	184,556	206,566	200,823	—	591,945
Debt issuance costs, net	1,822	13,704	5,014	66	—	20,606
Fair value of derivatives	—	—	—	—	—	—
Investment in subsidiaries	105,746	277,694	118,022	—	(501,462)	—
Other	—	1,037	13,073	2,983	—	17,093

Total Assets	$397,411	$857,125	$422,791	$374,421	$(807,502)	$1,244,246

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$647	$9,085	$13,893	$7,123	$—	$30,748
Income taxes payable	—	13,244	501	4,688	—	18,433
Accrued expenses and other liabilities	—	58,778	29,364	15,021	(10,856)	92,307
Debt due within one year	—	149	—	44	—	193
Current deferred tax liability	—	—	2,314	43	—	2,357

Total current liabilities	647	81,256	46,072	26,919	(10,856)	144,038
Fair value of derivatives	—	47,207	—	—	—	47,207
Long-term deferred tax liability	—	6,005	12,103	55	—	18,163
Long-term debt	144,401	610,605	—	4,226	—	759,232
Intercompany payables	—	—	247,778	46,448	(294,226)	—
Other non-current liabilities	—	10,175	10,134	2,654	—	22,963
Total liabilities	145,048	755,248	316,087	80,302	(305,082)	991,603
Total Dollar Financial Corp. stockholders’ equity	252,363	101,877	106,704	293,839	(502,420)	252,363
Non-controlling interest	—	—	—	280	—	280

Total stockholders’ equity	252,363	101,877	106,704	294,119	(502,420)	252,643

Total Liabilities and Stockholders’ Equity	$397,411	$857,125	$422,791	$374,421	$(807,502)	$1,244,246

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
Consolidating Condensed Balance Sheets
June 30, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Current Assets
Cash and cash equivalents	$99	$138,408	$30,340	$40,755	$—	$209,602
Loans receivable, net	—	25,191	21,863	67,640	—	114,694
Loans in default, net of allowance	—	5,415	934	87	—	6,436
Other receivables	330	4,423	1,149	1,397	—	7,299
Prepaid expenses and other current assets	—	17,606	3,626	23,001	(21,400)	22,833

Total current assets	429	191,043	57,912	132,880	(21,400)	360,864
Deferred tax asset, net of valuation allowance	—	20,901	—	6,161	—	27,062
Intercompany receivables	289,324	47,077	—	—	(336,401)	—
Property and equipment, net	11	25,074	13,812	19,717	—	58,614
Goodwill and other intangibles	—	166,149	206,287	81,911	—	454,347
Debt issuance costs, net	3,039	3,935	1,882	1,013	—	9,869
Fair value of derivatives	—	—	—	—	—	—
Investment in subsidiaries	77,364	—	124,544	—	(201,908)	—
Other	—	606	9,982	121	—	10,709

Total Assets	$370,167	$454,785	$414,419	$241,803	$(559,709)	$921,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$89	$11,044	$13,743	$11,422	$—	$36,298
Income taxes payable	—	2,753	330	11,751	—	14,834
Accrued expenses and other liabilities	—	42,998	36,609	12,416	(21,435)	70,588
Debt due within one year	—	2,950	—	2,930	—	5,880
Current deferred tax liability	—	71	—	—	—	71

Total current liabilities	89	59,816	50,682	38,519	(21,435)	127,671
Fair value of derivatives	—	10,223	—	—	—	10,223
Long-term deferred tax liability	—	6,624	12,102	150	—	18,876
Long-term debt	161,316	283,937	—	85,172	—	530,425
Intercompany payables	—	—	267,040	69,361	(336,401)	—
Other non-current liabilities	—	17,897	7,431	29	(165)	25,192

Total liabilities	161,405	378,497	337,255	193,231	(358,001)	712,387

Total Dollar Financial Corp. stockholders’ equity	208,762	76,288	77,164	48,256	(201,708)	208,762

Non-controlling interest	—	—	—	316	—	316

Total stockholders’ equity	208,762	76,288	77,164	48,572	(201,708)	209,078

Total Liabilities and Stockholders’ Equity	$370,167	$454,785	$414,419	$241,803	$(559,709)	$921,465

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Three Months ended December 31, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Check cashing	$—	$18,150	$11,132	$9,255	$—	$38,537
Fees from consumer lending	—	38,125	18,180	26,441	—	82,746
Other	—	12,910	3,856	14,692	—	31,458

Total revenues	—	69,185	33,168	50,388	—	152,741

Operating expenses:
Salaries and benefits	—	14,571	12,212	10,940	—	37,723
Provision for loan losses	—	4,520	3,110	5,032	—	12,662
Occupancy	—	3,981	3,539	3,318	—	10,838
Depreciation	—	1,357	1,423	1,291	—	4,071
Other	—	11,579	6,072	9,186	—	26,837

Total operating expenses	—	36,008	26,356	29,767	—	92,131

Operating margin	—	33,177	6,812	20,621	—	60,610

Corporate and other expenses:
Corporate expenses	—	4,949	14,277	3,723	—	22,949
Intercompany charges	—	6,444	(9,133)	2,689	—	—
Other depreciation and amortization	—	322	305	483	—	1,110
Interest expense, net	4,107	6,627	578	1,530	—	12,842
Loss on extinguishment of debt	(244)	3,643	694	4,720	—	8,813
Unrealized foreign exchange loss (gain)	—	(3,984)	38	31	—	(3,915)
Loss on derivatives not designated as hedges	—	3,285	—	—	—	3,285
Loss on store closings	—	541	137	654	—	1,332
Other expense (income), net	—	353	227	674	—	1,254
Gain on sale of subsidiary	—	—	(140,000)	—	140,000	—

(Loss) income before income taxes	(3,863)	10,997	139,689	6,117	(140,000)	12,940
Income tax provision	—	2,566	1,309	2,029	—	5,904

Net (loss) income	(3,863)	8,431	138,380	4,088	(140,000)	7,036

Less: Net income attributable to non-controlling interests	—	—	(94)	—	—	(94)
Equity in net income of subsidiaries
National Money Mart Company	8,431	—	—	—	(8,431)	—
Subsidiary guarantors	138,380	—	—	—	(138,380)	—
Subsidiary non-guarantors	4,088	—	—	—	(4,088)	—

Net (loss) income attributable to Dollar Financial Corp.	$147,036	$8,431	$138,474	$4,088	$(290,899)	$7,130

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Six Months ended December 31, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Check cashing	$—	$35,489	$22,038	$18,812	$—	$76,339
Fees from consumer lending	—	73,342	36,038	50,808	—	160,188
Other	—	24,479	7,745	25,798	—	58,022

Total revenues	—	133,310	65,821	95,418	—	294,549

Operating expenses:
Salaries and benefits	—	28,031	25,661	20,767	—	74,459
Provision for loan losses	—	8,291	6,826	9,241	—	24,358
Occupancy	—	7,899	7,238	6,548	—	21,685
Depreciation	—	2,636	2,289	2,520	—	7,445
Other	—	20,439	11,791	17,866	—	50,096

Total operating expenses	—	67,296	53,805	56,942	—	178,043

Operating margin	—	66,014	12,016	38,476	—	116,506

Corporate and other expenses:
Corporate expenses	—	9,331	26,387	7,582	—	43,300
Intercompany charges	—	10,882	(15,609)	4,727	—	—
Other depreciation and amortization	—	622	702	838	—	2,162
Interest expense, net	8,154	11,995	1,112	3,205	—	24,466
Loss on extinguishment of debt	(244)	3,643	694	4,720	—	8,813
Unrealized foreign exchange (gain) loss	—	(4,072)	56	7,928	—	3,912
Loss on derivatives not designated as hedges	—	3,275	—	—	—	3,275
Provision for litigation settlements	—	—	1,267	—	—	1,267
Loss on store closings	—	749	311	590	—	1,650
Other expense, net	—	683	89	652	—	1,424
Gain on sale of subsidiary	—	—	(140,000)	—	140,000	—

(Loss) income before income taxes	(7,910)	28,906	137,007	8,234	(140,000)	26,237
Income tax provision	(286)	8,321	2,732	3,103	—	13,870

Net (loss) income	(7,624)	20,585	134,275	5,131	(140,000)	12,367

Less: Net income attributable to non-controlling interests	—	—	(36)	—	—	(36)
Equity in net income of subsidiaries
National Money Mart Company	20,585	—	—	—	(20,585)	—
Subsidiary guarantors	134,311	—	—	—	(134,311)	—
Subsidiary non-guarantors	5,131	—	—	—	(5,131)	—

Net income attributable to Dollar Financial Corp.	$152,403	$20,585	$134,311	$5,131	$(300,027)	$12,403

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Three Months ended December 31, 2008
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Check cashing	$—	$17,346	$13,914	$10,364	$—	$41,624
Fees from consumer lending	—	30,006	22,188	15,060	—	67,254
Other	—	10,805	4,376	8,114	—	23,295

Total revenues	—	58,157	40,478	33,538	—	132,173

Operating expenses:
Salaries and benefits	—	12,543	14,974	8,758	—	36,275
Provision for loan losses	—	6,197	6,618	2,084	—	14,899
Occupancy	—	3,475	4,225	2,616	—	10,316
Depreciation	—	1,136	1,043	991	—	3,170
Other	—	8,502	8,354	6,383	—	23,239

Total operating expenses	—	31,853	35,214	20,832	—	87,899

Operating margin	—	26,304	5,264	12,706	—	44,274

Corporate and other expenses:
Corporate expenses	—	3,708	10,938	2,948	—	17,594
Intercompany charges	—	(2,028)	619	1,409	—	—
Other depreciation and amortization	—	282	312	344	—	938
Interest expense, net	3,809	4,322	885	1,651	—	10,667
Loss on store closings	—	127	422	6	—	555
Other (income) expense, net	—	(3,690)	(337)	(1,385)	—	(5,412)

(Loss) income before income taxes	(3,809)	23,583	(7,575)	7,733	—	19,932
Income tax provision	—	8,467	15	1,901	—	10,383

Net (loss) income	(3,809)	15,116	(7,590)	5,832	—	9,549

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—
Equity in net income of subsidiaries
National Money Mart Company	15,116	—	—	—	(15,116)	—
Subsidiary guarantors	(7,590)	—	—	—	7,590	—
Subsidiary non-guarantors	5,832	—	—	—	(5,832)	—

Net income (loss) attributable to Dollar Financial Corp.	$9,549	$15,116	$(7,590)	$5,832	$(13,358)	$9,549

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Six Months ended December 31, 2008
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Check cashing	$—	$37,889	$28,351	$23,916	$—	$90,156
Fees from consumer lending	—	67,203	44,991	33,413	—	145,607
Other	—	23,380	8,781	17,325	—	49,486

Total revenues	—	128,472	82,123	74,654	—	285,249

Operating expenses:
Salaries and benefits	—	27,699	30,389	18,990	—	77,078
Provision for loan losses	—	12,094	13,595	4,461	—	30,150
Occupancy	—	7,580	8,453	5,607	—	21,640
Depreciation	—	2,513	2,170	2,079	—	6,762
Other	—	19,177	17,240	15,118	—	51,535

Total operating expenses	—	69,063	71,847	46,255	—	187,165

Operating margin	—	59,409	10,276	28,399	—	98,084

Corporate and other expenses:
Corporate expenses	—	8,953	21,560	6,601	—	37,114
Intercompany charges	—	1,463	(4,593)	3,130	—	—
Other depreciation and amortization	—	622	604	752	—	1,978
Interest expense, net	7,631	7,589	3,425	3,569	—	22,214
Provision for litigation settlements	—	—	509	—	—	509
Loss on store closings	—	2,418	3,069	6	—	5,493
Other (income) expense, net	—	(3,425)	(1,291)	(953)	—	(5,669)

(Loss) income before income taxes	(7,631)	41,789	(13,007)	15,294	—	36,445
Income tax provision	—	11,638	(36)	4,007	—	15,609

Net (loss) income	(7,631)	30,151	(12,971)	11,287	—	20,836
Less: Net income attributable to non-controlling interests	—	—	—	—	—	—
Equity in net income of subsidiaries
National Money Mart Company	30,151	—	—	—	(30,151)	—
Subsidiary guarantors	(12,971)	—	—	—	12,971	—
Subsidiary non-guarantors	11,287	—	—	—	(11,287)	—

Net income (loss) attributable to Dollar Financial Corp.	$20,836	$30,151	$(12,971)	$11,287	$(28,467)	$20,836

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Six Months Ended December 31, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$152,403	$20,585	$134,311	$5,131	$(300,027)	$12,403
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(160,027)	—	—	—	160,027	—
Depreciation and amortization	444	3,938	3,270	3,508	—	11,160
(Gain) loss on extinguishment of debt	(244)	3,412	694	4,951	—	8,813
Change in fair value of derivatives not designated as hedges	—	2,885	—	—	—	2,885
Provision for loan losses	—	8,291	6,826	9,241	—	24,358
Non-cash stock compensation	3,517	—	—	—	—	3,517
Minority interest	—	—	(36)	—	—	(36)
Losses on store closings	—	107	62	42	—	211
Unrealized foreign exchange (gain) loss	—	(4,066)	—	7,747	—	3,681
Deferred tax (benefit) provision	—	(1,021)	2,315	(4,366)	—	(3,072)
Accretion of debt discount and deferred issuance costs	4,830	89	—	767	—	5,686
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(6)	(15,888)	(7,958)	(18,728)	—	(42,580)
Decrease (increase) in prepaid expenses and other	—	7,859	(4,781)	7,063	(10,744)	(603)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	557	8,111	(3,962)	(7,290)	10,744	8,160

Net cash provided by operating activities	1,474	34,302	130,741	8,066	(140,000)	34,583
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	5,032	(128,516)	—	(123,484)
Additions to property and equipment	—	(3,439)	(1,320)	(6,929)	—	(11,688)
Net (increase) decrease in due from affiliates	(63)	(235,459)	(122,897)	218,419	140,000	—

Net cash (used in) provided by investing activities	(63)	(238,898)	(119,185)	82,974	140,000	(135,172)
Cash flows from financing activities:
Proceeds from 10.375% Senior Notes	—	596,388	—	—	—	596,388
Proceeds from the exercise of stock options	100	—	—	—	—	100
Repayment of term loan notes	—	(272,548)	—	(78,509)	—	(351,057)
Other debt payments	—	—	—	(6,992)	—	(6,992)
Payment of debt issuance and other costs	(1,500)	(13,384)	(4,104)	(68)	—	(19,056)

Net cash (used in) provided by financing activities	(1,400)	310,456	(4,104)	(85,569)	—	219,383
Effect of exchange rate changes on cash and cash equivalents	—	17,913	—	(865)		17,048

Net increase in cash and cash equivalents	11	123,773	7,452	4,606	—	135,842
Cash and cash equivalents balance-beginning of period	99	138,408	30,340	40,755	—	209,602

Cash and cash equivalents balance-end of period	$110	$262,181	$37,792	$45,361	$—	$345,444

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Six Months Ended December 31, 2008
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$20,836	$30,151	$(12,971)	$11,287	$(28,467)	$20,836
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(28,467)	—	—	—	28,467	—
Depreciation and amortization	434	3,733	3,056	2,976	—	10,199
Provision for loan losses	—	12,094	13,595	4,461	—	30,150
Non-cash stock compensation	3,672	—	—	—	—	3,672
Losses on store closings	—	1,045	742	26	—	1,813
Deferred tax benefit	—	(31)	2,449	(242)	—	2,176
Accretion of debt discount and deferred issuance costs	4,363	—	—	—	—	4,363
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(6)	(6,927)	(18,200)	(10,878)	2,272	(33,739)
Decrease (increase) in prepaid expenses and other	—	4,464	(2,677)	(3,951)	—	(2,164)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	19	(22,712)	(2,312)	6,641	(2,272)	(20,636)

Net cash provided by operating activities	851	21,817	(16,318)	10,320	—	16,670
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	6	(446)	(1,601)	—	(2,041)
Additions to property and equipment	—	(1,143)	(1,069)	(5,503)	—	(7,715)
Net decrease (increase) in due from affiliates	3,485	9,014	(28,507)	16,008	—	—

Net cash provided by (used in) investing activities	3,485	7,877	(30,022)	8,904	—	(9,756)
Cash flows from financing activities:
Proceeds from the exercise of stock options	3,257	—	—	—	—	3,257
Purchase of company stock	(7,492)	—	—	—	—	(7,492)
Other debt payments	—	(1,492)	—	(342)	—	(1,834)
Net increase (decrease) in revolving credit facilities	—	—	37,100	(1,057)	—	36,043
Payment of debt issuance and other costs	—	—	(114)	—	—	(114)

Net cash (used in) provided by financing activities	(4,235)	(1,492)	36,986	(1,399)	—	29,860
Effect of exchange rate changes on cash and cash equivalents	—	(22,735)	—	(14,389)		(37,124)

Net increase in cash and cash equivalents	101	5,467	(9,354)	3,436	—	(350)
Cash and cash equivalents balance-beginning of period	256	119,427	50,163	39,868	—	209,714

Cash and cash equivalents balance-end of period	$357	$124,894	$40,809	$43,304	$—	$209,364

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
14. Subsequent Events
In connection with the reissuance of the consolidated financial statements included in the Company’s Form 10-Q for the six months ended December 31, 2009 to include condensed consolidating financial information, the Company has updated its procedures related to disclosure of subsequent events through March 19, 2010. The following items are being disclosed in connection with this update.
On January 14, 2010, The Company entered into an amendment to the ISDA Master Agreement governing the outstanding cross-currency interest rate swap relating to a notional amount of C$184.0 million to which National Money Mart Company, a Canadian subsidiary of the Company, is a party to hedge its variable-rate Canadian term loans denominated in U.S. dollars. The amendment eliminates financial covenants and allows the underlying swap to remain outstanding (with a similar collateral package in place) in the event that the Company elects to terminate our secured credit facility prior to the maturity of the swap in October 2012.
On February 16, 2010, the Company repurchased $15,000,000 aggregate principal amount of the Company’s 2.875% Senior Convertible Notes due 2027 (the “2027 Notes”) in a privately negotiated transaction with one of the holders of the 2027 Notes. The purchase price paid by the Company in the transaction was 91% of the stated principal amount of the repurchased Notes for an aggregate price of $13,650,000.
On February 25, 2010, the Company repurchased $20,200,000 aggregate principal amount of 2027 Notes in privately negotiated transactions with two of the holders of the 2027 Notes. The purchase price paid by the Company in the transactions was 91% of the stated principal amount of the repurchased Notes for an aggregate price of $18,382,000. As a result of the repurchase transactions and the previous exchange transactions completed on February 16, 2010 and in December 2009, $44,800,000 aggregate principal amount of the Notes remains outstanding. Furthermore, as a result of these transactions, the maturity date of the $600,000,000 aggregate principal amount of 10.375% Senior Notes due 2016 issued by the Company’s indirect wholly owned subsidiary, National Money Mart Company, in December 2009 is affirmed to be December 15, 2016 and the maturity date for approximately $17.1 million of the Company’s obligations under the term loan portions of its senior secured credit facility, as amended and restated on December 23, 2009, is affirmed to be December 31, 2014 (with the maturity date for the remaining $1.6 million of the Company’s obligations under the term loans remaining October 30, 2012).
On March 4, 2010, the Company’s wholly-owned subsidiaries, National Money Mart Company (“National Money Mart”) and Dollar Financial Group, Inc., reached an agreement to settle their outstanding British Columbia class action litigation, in which the plaintiffs claimed that the business model used by National Money Mart resulted in the collection of fees in excess of the statutory limit for the payday loans made since 1997. Under the summary terms of the British Columbia settlement, National Money Mart will create a settlement fund in an amount of C$24.75 million, consisting of C$12.375 million in cash and C$12.375 million in vouchers. Fees payable to plaintiffs’ counsel will be paid from this fund. The remaining amount of the fund will be available to class members who make claims, with National Money Mart receiving a credit for any unpaid debts incurred through November 1, 2009 and owed by claimants to National Money Mart. As part of the settlement, National Money Mart will release all debts incurred through November 1, 2009 by class members who do not make a claim, up to the total check cashing fees paid by those class members through that date. The vouchers will be in paper form, will not be transferable, will be subject to cash redemption for six months after their three-year life, and will be available to be applied during the three years, generally in C$5.00 increments, to product transactions on most of National Money Mart’s products. Any amounts remaining in the settlement fund after the redemption period will be returned to National Money Mart. The British Columbia settlement will be set forth in a definitive settlement agreement which will be subject to final court approval. The Company expects final settlement approval by June 30, 2010, although there can be no assurances in that regard. The Company expects to record a charge of C$12.375 million associated with the cash component of the settlement fund, and an additional non-cash amount that will be based on the expected value of the vouchers.